UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ENERSYS

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Letter to Stockholders Annual Meeting Invitation Notice of 2007 Annual Meeting and Proxy Statement 2007 Annual Report on Form 10-K

Proxy Statement and

2007 Annual Report to Stockholders

Dear Fellow Stockholder:

We are pleased to provide this annual report for our fiscal year ending March 31, 2007, which highlights our achievements of record sales and earnings. Net sales increased 17% over the prior year while net income increased 47%. Although we experienced substantially higher commodity costs, we were able to more than offset those costs with higher selling prices, cost reductions and the benefit of increased sales volume. We experienced a good year and I am proud of the many accomplishments our employees achieved.

For the first time, we had revenues exceeding $1.5 billion, due in part to our recent acquisitions and the benefit of stronger foreign currencies. We experienced strong revenue growth in all three of our geographic regions and across both our motive power and reserve power business segments.

Net earnings increased 47% to $45.2 million. In this report, we have highlighted certain charges and credits by which we adjust earnings to analyze our performance. Net earnings, as adjusted for these items, increased 13% to $41.4 million as we successfully offset substantially higher costs.

Overall, I am very satisfied with our performance when considering the difficult cost environment we faced. The past year has been challenging; but rewarding. I can assure you we are going to work hard on new plans to continue to increase the value of the Company to our stockholders.

I thank our stockholders for their confidence in our Company, our customers for their valued business, and our employees for their dedication and achievements.

Sincerely,

John D. Craig
Chairman of the Board, President and Chief Executive Officer

Please refer to “Management’s Discussion and Analysis” in our Annual Report on Form 10-K attached to this letter for additional information, including a reconciliation of the non-GAAP measures to the comparable GAAP measures.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this letter regarding EnerSys’ business, which are not historical facts, are “forward-looking statements” that involves risks and uncertainties. For a discussion of such risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K attached to this letter.

Annual Meeting Invitation

June 19, 2007

Dear Fellow Stockholder:

EnerSys will hold its 2007 annual meeting of stockholders (the “Annual Meeting”) on Thursday, July 19, 2007, at 10:00 a.m. (Eastern time) at our corporate offices located at 2366 Bernville Road, Reading, Pennsylvania 19605. You can find directions to our corporate offices on the Investor Relations page of our website at www.enersys.com.

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting in person, we urge you to read these proxy materials and cast your vote on the matters that will be presented at the Annual Meeting. Stockholders of record have the option of voting by telephone, through the Internet or by completing, signing, dating and returning the enclosed proxy card in the envelope provided. Doing so will not prevent you from voting in person at the Annual Meeting.

Thank you very much for your continued interest in EnerSys.

Sincerely,

John D. Craig
Chairman of the Board, President and Chief Executive Officer

i

NOTICE

OF

ANNUAL MEETING OF STOCKHOLDERS

To Be Held July 19, 2007

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders (the “Annual Meeting”) of EnerSys will be held on Thursday, July 19, 2007, at 10:00 a.m. (Eastern time) at its corporate offices located at 2366 Bernville Road, Reading, Pennsylvania 19605, for the following purposes:

(1) Proposal No. 1: To elect three (3) Class III directors of EnerSys, each to serve for a term of three years and until their respective successors shall have been elected and qualified;

(2) Proposal No. 2: To ratify the appointment of Ernst & Young LLP as EnerSys’ independent registered public accounting firm for the fiscal year ending March 31, 2008;

(3) Proposal No. 3: To approve the EnerSys 2007 Management Incentive Plan; and

(4) To transact such other business as may properly be presented at the Annual Meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on June 1, 2007, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE ANNUAL MEETING. STOCKHOLDERS OF RECORD MAY VOTE BY TELEPHONE, THROUGH THE INTERNET OR BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED. SPECIFIC INSTRUCTIONS FOR TELEPHONE AND INTERNET VOTING ARE SET FORTH ON THE ENCLOSED PROXY CARD.

By Order of the Board of Directors

Richard W. Zuidema

Executive Vice President Administration and

Secretary

Reading, Pennsylvania

June 19, 2007

ii

PROXY STATEMENT

GENERAL INFORMATION

Solicitation of Proxies. The Board of Directors of EnerSys is providing this Proxy Statement to solicit proxies for use at EnerSys’ annual meeting of stockholders to be held at its corporate offices located at 2366 Bernville Road, Reading, Pennsylvania 19605 on Thursday, July 19, 2007, at 10:00 a.m. (Eastern time) or any adjournment or postponement thereof (the “Annual Meeting”). EnerSys is first delivering this Proxy Statement, the foregoing notice and the accompanying proxy card to stockholders on or about June 19, 2007. EnerSys will pay the expense of soliciting proxies. EnerSys expects to solicit proxies primarily by mail and through the Internet. EnerSys’ directors, officers and team members may also solicit proxies personally or by electronic means.

Purpose of the Meeting. At the Annual Meeting, our stockholders will be asked to vote on the following proposals:

Proposal No. 1: To elect three (3) Class III directors of EnerSys, each to serve for a term of three years and until their respective successors shall have been elected and qualified;

Proposal No. 2: To ratify the appointment of Ernst & Young LLP as EnerSys’ independent registered public accounting firm for the fiscal year ending March 31, 2008; and

Proposal No. 3: To approve the EnerSys 2007 Management Incentive Plan.

Record Date. Only stockholders of record at the close of business on June 1, 2007 (the “Record Date”), are entitled to notice of, and to vote at, the Annual Meeting. At the close of business on the Record Date, there were 47,107,504 shares of EnerSys common stock outstanding, each of which will be entitled to one vote at the Annual Meeting.

Quorum. The presence, in person or by proxy, of stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast will constitute a quorum at the Annual Meeting. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the Annual Meeting for purposes of determining the presence of a quorum.

Voting and Revocation of Proxies. Stockholders of record can choose one of the following three ways to vote:

1. By mail: Complete, sign, date and return the enclosed proxy card in the pre-paid envelope provided. If you return the signed proxy card but do not mark the boxes showing how you wish to vote, your votes will be cast “FOR” the election of all director nominees, “FOR” ratification of the appointment of Ernst & Young LLP as EnerSys’ independent registered public accounting firm, and “FOR” the approval of the EnerSys 2007 Management Incentive Plan.

2. By telephone: Call the toll-free telephone number on the proxy card (888-693-8683) and follow the instructions.

3. Through the Internet: Access the website www.cesvote.com and follow the instructions.

We encourage each stockholder of record to submit their proxy electronically through the Internet, if that option is available, or by telephone. Delivery of a proxy in any of the three ways listed above will not affect a stockholder’s right to attend the Annual Meeting and vote in person. If your shares are held in “street name” (that is, through a broker, trustee or other holder of record), you will receive a proxy card from your broker seeking instructions as to how your shares should be voted. If no instructions are given, your broker or nominee may vote your shares at its discretion on your behalf on routine matters (such as the election of directors and the ratification of the appointment of the independent auditors) under New York Stock Exchange rules. You may not vote shares held in “street name” at the Annual Meeting unless you obtain a legal proxy from your broker or holder of record.

Any stockholder giving a proxy may revoke it by doing any of the following:

•	Delivering a written notice of revocation to the Secretary of EnerSys, dated later than the proxy, before the vote is taken at the Annual Meeting;

•	Delivering a duly executed proxy to the Secretary of EnerSys, bearing a later date (including proxy by telephone or through the Internet) before the vote is taken at the Annual Meeting; or

•	Voting in person at the Annual Meeting (your attendance at the Annual Meeting, in and of itself, will not revoke the proxy).

Any written notice of revocation, or later dated proxy, should be delivered to:

EnerSys

2366 Bernville Road

Reading, Pennsylvania 19605

Attention: Richard W. Zuidema, Executive Vice President Administration and Secretary

Required Votes. The affirmative vote of a plurality of the votes cast at the meeting is required for the election of director nominees. A properly executed proxy marked “WITHHOLD” with respect to the election of one or more director nominees will not be voted with respect to the director nominee or director nominees indicated.

The ratification of the appointment of Ernst & Young LLP as EnerSys’ independent registered public accounting firm for the fiscal year ending March 31, 2008, and approval of the EnerSys 2007 Management Incentive Plan each require the affirmative vote of the holders of a majority of the shares represented and entitled to vote at the Annual Meeting. With respect to these matters, abstentions will have the same effect as voting against such proposals and broker non-votes, if any, will not constitute or be counted as “votes” cast for purposes of this proposal.

Attendance at the Annual Meeting. Attendance at the Annual Meeting will be limited to stockholders as of the Record Date, their authorized representatives and guests of EnerSys.

Metalmark and our Institutional Stockholders. Metalmark Capital LLC, an independent private equity firm established in 2004 by former principals of Morgan Stanley Capital Partners to manage Morgan Stanley Capital Partners’ private equity funds and to make private equity investments in a broad range of industries (“Metalmark”), certain institutional stockholders, certain members of our senior management and our Company entered into a Securityholder Agreement, dated as of July 26, 2004 (the “Securityholder Agreement”), which governs certain relationships among such parties. Metalmark and the Institutional Stockholders (as defined below) may be deemed to be a “group” for purposes of Section 13(d)(3) or Section 13(g)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”), and Rule 13d-5(b)(1) thereunder. As of June 1, 2007, the Institutional Stockholders held approximately 58% of the outstanding shares of our common stock. The Institutional Stockholders have advised us that they intend to vote all such shares in favor of the Board’s nominees for director, in favor of the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2008, and in favor of the EnerSys 2007 Management Incentive Plan. As a result, we are assured a quorum at the Annual Meeting, the election of the Board’s nominees for directors, the ratification of the appointment of Ernst & Young LLP, and the approval of the EnerSys 2007 Management Incentive Plan.

The Institutional Stockholders are Morgan Stanley Dean Witter Capital Partners IV, L.P. (“MSCP IV, L.P.”), MSDW IV 892 Investors, L.P. (“MSCP IV 892, L.P.”), and Morgan Stanley Dean Witter Capital Investors IV, L.P. (“MSCI IV, L.P.”) (collectively, the “MSCP Funds”), Morgan Stanley Global Emerging Markets Private Investment Fund, L.P., and Morgan Stanley Global Emerging Markets Private Investors, L.P. (collectively, the “MSGEM Funds”), J.P. Morgan Direct Corporate Finance Institutional Investors LLC, J.P. Morgan Direct Corporate Finance Private Investors LLC, and 522 Fifth Avenue Fund, L.P. (collectively, the “J.P. Morgan Funds”), and First Plaza Group Trust and Performance Direct Investments I, L.P. f/k/a GM Capital Partners I, L.P. (collectively, the “GM Stockholders”). The MSCP Funds and the MSGEM Funds are hereinafter called, collectively, the “Morgan Stanley Funds.” For more information on the terms of, and the parties to, the Securityholder Agreement, see “Certain Relationships and Related Transactions—Securityholder Agreement” herein.

The general partners of the Morgan Stanley Funds are wholly owned subsidiaries of Morgan Stanley. An affiliate of Metalmark manages MSCP Funds IV, L.P. and MSCP IV 892, L.P. pursuant to a subadvisory agreement (the “Subadvisory Agreement”). In addition, under the Subadvisory Agreement, MSCI IV, L.P. is effectively obligated to vote or direct the vote and to dispose or direct the disposition of any of our shares owned directly by it on the same terms and conditions as MSCP IV, L.P. and MSCP IV 892, L.P. As a result of the Securityholder Agreement and the Subadvisory Agreement, Metalmark may be deemed to control our management and policies.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

EnerSys’ certificate of incorporation provides that the Board of Directors shall consist of not less than three nor more than eleven members, as fixed by the Board of Directors from time to time. The certificate of incorporation also divides the Board into three classes, with each class to be as nearly equal in number as possible. The members of each class will serve for a staggered, three-year term. Upon the expiration of the term of a class of directors, nominees for directors in that class will be considered for election for three-year terms at the annual meeting of stockholders in the year in which the term of directors in that class expires.

EnerSys’ Board of Directors currently consists of nine members, divided into three classes. The classes are composed of the following directors:

Mr. Fry, Mr. Lehman and Mr. Marlo are Class I directors, whose terms will expire at the 2008 annual meeting of stockholders;

Mr. Chung, Mr. Hoffman and Mr. Katsaros are Class II directors, whose terms will expire at the 2009 annual meeting of stockholders; and

Mr. Clifford, Mr. Craig, and Mr. Hoffen are Class III directors, whose terms will expire at the 2007 annual meeting of stockholders.

Director Nominees

Based on the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has unanimously nominated Mr. Kenneth F. Clifford, Mr. John D. Craig, and Mr. Howard I. Hoffen for

election as Class III directors of EnerSys. Each of the nominees currently serves as a director of EnerSys and has consented to being named in this Proxy Statement and to serve, if elected. Each of the directors elected at the Annual Meeting will hold office until the 2010 annual meeting of stockholders and until their successors are duly elected and qualified. If any of the nominees become unable to accept nomination or election, the persons named in the proxy may vote for a substitute nominee selected by the Board of Directors. EnerSys’ management, however, has no present reason to believe that any Class III nominee will be unable to serve as a director, if elected.

The three director nominees who receive the highest number of votes cast at the Annual Meeting will be elected Class III directors. Shares represented by properly delivered proxies will be voted for the Class III director nominees unless otherwise specified in the proxy by the stockholder. Any stockholder who wishes to withhold authority from the proxyholders to vote for the election of directors or to withhold authority to vote for any individual director nominee may do so by voting his or her proxy to that effect. Stockholders cannot cumulate their votes for the election of directors. No proxy may be voted for a greater number of persons than the number of director nominees named.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES LISTED ABOVE.

BOARD OF DIRECTORS

The following table sets forth certain information with respect to the Company’s directors and the director nominees as of the Record Date:

Name	Age	Position with EnerSys	Year First Became Director	Term as Director will Expire(1)
John D. Craig	56	Chairman of the Board, President and Chief Executive Officer	2000	2007
Hwan-yoon F. Chung	33	Director	2006	2009
Kenneth F. Clifford	50	Director	2005	2007
Eric T. Fry	40	Director	2000	2008
Howard I. Hoffen	43	Director	2000	2007
Michael C. Hoffman	44	Director	2004	2009
Arthur T. Katsaros	59	Director	2005	2009
John F. Lehman	64	Director	2004	2008
Dennis S. Marlo	64	Director	2004	2008

(1)	Directors’ terms of office are scheduled to expire at the annual meeting of stockholders to be held in the year indicated.

The principal occupation and business experience during the last five years of, and other information with respect to, each nominee for election as a director of EnerSys and of each continuing director is as follows:

John D. Craig. Mr. Craig has served as Chairman of the Board of Directors, President and Chief Executive Officer and a Director of EnerSys since November 2000. From 1998 to October 2000, he served as President and Chief Operating Officer of Yuasa, Inc., the predecessor company to EnerSys. Mr. Craig joined Yuasa in 1994. Mr. Craig received his Master of Electronics Engineering Technology degree from Arizona State University and his Bachelor’s degree from Western Michigan University.

Hwan-yoon F. Chung. Mr. Chung has been a director of EnerSys since February 2006. Mr. Chung has been an Executive Director of Metalmark Capital LLC since its inception in 2004. Prior to joining

Metalmark, he was an Executive Director of Morgan Stanley Private Equity from 2002 to 2004, and Vice President of Morgan Stanley Private Equity from 2000 to 2002. He is also a director of ACG Holdings, Inc. Mr. Chung received his Bachelor of Arts in Philosophy from the College of Arts and Sciences of the University of Pennsylvania, and his Bachelor of Science degree in Economics from the Wharton School of Business of the University of Pennsylvania.

Kenneth F. Clifford. Mr. Clifford has been a director of EnerSys since July 2005. Mr. Clifford has been the Chief Financial Officer and a Managing Director of Metalmark Capital LLC since its inception 2004. Prior to joining Metalmark, he was the Chief Financial Officer and a Managing Director of Morgan Stanley Capital Partners from 2000 to 2004. He joined Morgan Stanley in 1981 and Morgan Stanley Capital Partners in 1986. Mr. Clifford received his Bachelor of Science degree in Business and Economics from Lehigh University and his Master of Business Administration from New York University. He is a Certified Public Accountant in the State of New York.

Eric T. Fry. Mr. Fry has been a Director of EnerSys since November 2000. Mr. Fry has been a Managing Director of Metalmark Capital LLC since its formation in 2004. Prior to joining Metalmark, he was a Managing Director of Morgan Stanley & Co. Incorporated (“MS & Co.”) and Morgan Stanley Capital Partners from 2002 to 2004, and Executive Director of Morgan Stanley Capital Partners from 1998 to 2001. He joined MS & Co. initially in 1989. Mr. Fry serves as a Director of Mericap Credit Holdings LLC, Vanguard Health Systems Inc., Southern Care Inc., Direct Response Corporation, Homesite Group, Inc., and American Color Graphics, Inc. Mr. Fry received his Master of Business Administration degree from Harvard Business School and his Bachelor of Science degree in Economics from The Wharton School at the University of Pennsylvania.

Howard I. Hoffen. Mr. Hoffen has been a Director of EnerSys since November 2000. Mr. Hoffen has been the Chairman and Chief Executive Officer of Metalmark Capital LLC since its formation in 2004. Prior to joining Metalmark, from 2001 to 2004, he was the Chairman and CEO of Morgan Stanley Capital Partners and a Managing Director of MS & Co., since 1997. Mr. Hoffen serves as a Director of Catalytica Energy Systems, Inc., and Union Drilling, Inc., which are traded on the NASDAQ Stock Market. He is also a Director of the following private companies: Cantera Resources Holdings LLC, Concert Capital Resources, LP, Direct Response Corporation, Homesite Group, Inc., CP Power Inc., and Aqua Capital Management LLC. Mr. Hoffen received his Master of Business Administration degree from Harvard Business School and his Bachelor of Science degree from Columbia University.

Michael C. Hoffman. Mr. Hoffman has been a Director of EnerSys since the completion of our initial public offering in August 2004. Mr. Hoffman has been a Managing Director of Metalmark Capital LLC since 2004. Prior to joining Metalmark, he was a Managing Director of Morgan Stanley Capital Partners from 1998 to 2004. He joined MS & Co. in 1986 and worked in the firm’s Strategic Planning Group prior to joining Morgan Stanley Private Equity in 1990. Mr. Hoffman is a Director of Aventine Renewable Energy, Inc., and American Color Graphics, Inc. Mr. Hoffman received his Bachelor of Science degree in Operations Research and Industrial Engineering from Cornell University.

Arthur T. Katsaros. Mr. Katsaros has been a Director of EnerSys since July 2005. Mr. Katsaros was most recently the Group Vice President—Development and Technology of Air Products and Chemicals, Inc. since 2002 and until his retirement in April 2007. From 1996 through 2002, he was Group Vice President of Engineered Systems and Operations of Air Products. Mr. Katsaros received a Bachelor of Science degree in Chemical Engineering from Worcester Polytechnic Institute in 1969 and a Master of Business Administration from Lehigh University in 1977. He also completed the Advanced Management Program at Harvard University’s Graduate School of Business in 1992.

John F. Lehman. Mr. Lehman has been a Director of EnerSys since the completion of our initial public offering in August 2004. Mr. Lehman is a founding partner of J.F. Lehman & Company, a private equity firm, and has been its Chairman since November 1990. Prior to founding J.F. Lehman & Company, Mr. Lehman was a Managing Director in Corporate Finance at PaineWebber Incorporated, served for six years as Secretary of the Navy, was a member of the National Security Council Staff, served as a delegate to the Mutual Balanced Force Reductions negotiations and was the Deputy Director of the Arms Control and Disarmament Agency. Mr. Lehman serves as a Director of Ball Corporation, which is traded on the New York Stock Exchange. He is the Chairman of the following private companies: Special Devices, Incorporated, OAO Technology Solutions, Inc., Racal Instruments, Inc. and Racal Acoustics Ltd. He also serves as a Director of ISO Inc., a private company. Mr. Lehman is a member of the National Commission on Terrorist Attacks upon the United States. He is also Chairman of the Princess Grace Foundation. Mr. Lehman received his Bachelor of Science degree from St. Joseph’s University, his Bachelor of Arts and Master of Arts degrees from Cambridge University and a Doctorate from the University of Pennsylvania.

Dennis S. Marlo. Mr. Marlo has been a Director of EnerSys since the completion of our initial public offering in August 2004. Mr. Marlo has served as an Executive Vice President of Sovereign Bancorp, Inc. since June 2004 and served as Chief Risk Management Officer of Sovereign Bancorp, Inc. from April 2001 through June 2004. Mr. Marlo joined Sovereign in February 1998 as the President of the Pennsylvania Division of Sovereign Bank and was appointed Chief Financial Officer and Treasurer of Sovereign in May 1998, serving in that capacity through April 2001. Prior thereto, Mr. Marlo served as President and Chief Executive Officer of ML Bancorp Inc., a predecessor company of Sovereign, and as a partner with KPMG, LLP. Mr. Marlo completed the Graduate School of Community Bank Management at the University of Texas at Austin and received his Bachelor of Science degree in Accounting from La Salle University. He is a certified public accountant.

Messrs. Chung, Clifford, Fry, Hoffen and Hoffman serve on our Board of Directors as designated by Metalmark pursuant to the Securityholder Agreement and the Subadvisory Agreement. Such agreements effectively permit Metalmark to designate a majority of the nominees for election to our Board of Directors. The Securityholder Agreement also provides that our Chief Executive Officer shall be nominated to the Board of Directors. The stockholders party to the Securityholder Agreement, including certain members of our senior management, have agreed to vote their shares of our common stock to elect these nominees for director.

CORPORATE GOVERNANCE

Controlled Company Exemption

Because Metalmark and the Institutional Stockholders, who are party to the Securityholder Agreement, hold more than 50% of the voting power of EnerSys, we are a “controlled company” under the New York Stock Exchange listing requirements. So long as we are a “controlled company,” we may elect not to comply with the NYSE’s requirements that a majority of our Board of Directors be independent directors and that all the members of our Compensation Committee and Nominating and Corporate Governance Committee be independent directors. We have so elected and, accordingly, we do not have a majority of independent directors on our Board of Directors, and our Nominating and Corporate Governance Committee is not comprised entirely of independent Directors. Our Compensation Committee was not composed entirely of independent directors during our 2007 fiscal year; however, effective as of April 1, 2007, our Board reconstituted the Compensation Committee such that it now consists solely of independent directors. Except for this change, which we could revoke at any time, we intend to continue to take advantage of the “controlled company” exemption unless and to the extent Metalmark shall otherwise request.

Independence of Directors

On June 6, 2007, EnerSys’ Board of Directors determined that Messrs. Katsaros, Lehman and Marlo are independent from EnerSys and EnerSys’ management under the NYSE’s listing standards. These standards are attached as Appendix A. The Board considered the NYSE standards, the fact that there were no transactions or arrangements between the directors and EnerSys (other than the consideration for serving as a director) and all other relevant facts and circumstances in making these independence determinations and concluded that there were no material relationships between either of Messrs. Katsaros, Lehman or Marlo and EnerSys.

There are no family relationships among our directors or executive officers.

Access to Corporate Governance Documents

EnerSys’ corporate governance information and materials, including our Corporate Governance Guidelines, charters of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, and Code of Business Conduct and Ethics, are available on the Investor Relations page of EnerSys’ website at www.enersys.com and any stockholder may obtain printed copies of these documents by writing to Investor Relations at: EnerSys, 2366 Bernville Road, Reading, Pennsylvania 19605, by e-mail at: investorrelations@enersys.com or by calling Investor Relations at (610) 236-4040. Information contained on the website is not incorporated by reference or otherwise considered part of this Proxy Statement.

Committees of our Board of Directors

Our Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee, each of which has the composition and responsibilities described below. Our Board of Directors, from time to time, may establish other committees.

Audit Committee

Our Audit Committee consists of Messrs. Marlo (Chairperson), Katsaros and Lehman. The Board of Directors has determined that Mr. Marlo is an “audit committee financial expert,” as such term is defined in rules promulgated by the SEC under the Exchange Act. The Board of Directors has determined that Messrs. Katsaros, Lehman and Marlo are independent directors. EnerSys’ Audit Committee held a total of six (6) meetings in the fiscal year ended March 31, 2007, three (3) of which were in person and three (3) of which were held telephonically.

The Audit Committee is responsible for:

•	appointing, compensating and overseeing the Company’s independent registered public accounting firm (“independent auditors”);

•	overseeing management’s fulfillment of its responsibilities for financial reporting and internal control over financial reporting; and

•	overseeing the activities of the Company’s internal audit function.

For additional information, see “Audit Committee Report” herein and the Company’s Audit Committee Charter, which is available on the Investor Relations page of our website at www.enersys.com.

Compensation Committee

Our Compensation Committee consisted of Messrs. Hoffen (Chairman), Fry and Marlo during our 2007 fiscal year. The Board of Directors has determined that Mr. Marlo is an independent director. Messrs. Hoffen and Fry are not independent directors by virtue of their affiliations with Metalmark, which beneficially owns more than 49% of our outstanding common stock and is part of a control group which collectively owns 58% of our outstanding common stock. Effective as of April 1, 2007, the Compensation Committee consists of Messrs. Marlo (Chairperson), Katsaros, and Lehman, each of whom the Board of Directors has determined to be independent directors.

The Compensation Committee is responsible for:

•	reviewing and approving the compensation of our Chief Executive Officer (“CEO”) and executive officers other than the CEO;

•	reviewing and consulting with the CEO on the selection of officers and evaluation of executive performance and other related matters; and

•	administering our equity plans and other incentive compensation plans.

More specifically, the Compensation Committee has sole authority to set the base salaries of our CEO and named executive officers other than the CEO; and to recommend equity-based and incentive-based compensation for our executive officers to the Board for approval. It engages its own independent compensation consultant, currently Frederic W. Cook & Co. Inc., to review the compensation levels of executive officers at our peer companies, assess total compensation of our executive officers and make recommendations about changes in the compensation. The Compensation Committee also considers recommendations from our CEO with respect to the base salary of our other executive officers. The Committee, with input from its independent compensation consultant and our CEO (except with respect to his own compensation), makes recommendations about equity-based and incentive-based compensation for our executive officers to the Board for approval. The Compensation Committee utilizes a similar methodology for setting director compensation and meeting fees, which are also subject to Board approval.

None of our executive officers serves as a member of the Board of Directors or the Compensation Committee of any entity that has one or more executive officers who serve on our Board of Directors or Compensation Committee.

This Committee held a total of nine (9) meetings in the fiscal year ended March 31, 2007, three (3) of which were in person, and six (6) of which were held telephonically.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Messrs. Hoffen (Chairperson), Fry and Marlo. The Nominating and Corporate Governance Committee is responsible for identifying and recommending potential candidates qualified to become board members, recommending directors for appointment to board committees and developing and recommending to our Board of Directors a set of corporate governance principles. The Committee held a total of four (4) meetings in the fiscal year ended March 31, 2007, three (3) of which were in person, and one (1) of which was held telephonically.

Process for Selection of Director Nominee Candidates

The Nominating and Corporate Governance Committee believes that the minimum qualifications for serving as a director of EnerSys are that a candidate demonstrate, by significant accomplishments in his or her field, an ability to make a meaningful contribution to the Board of Directors’ oversight of the business and affairs of EnerSys and have an impeccable record and reputation for honest and ethical conduct in his or her professional and personal activities. In addition, the Nominating and Corporate Governance Committee considers the following characteristics in reviewing director candidates:

•	integrity and character;

•	sound and independent judgment;

•	breadth of experience;

•	insight and knowledge;

•	business acumen;

•	leadership skills;

•	scientific or technology expertise;

•	familiarity with issues affecting global businesses in diverse industries;

•	prior government service; and

•	diversity of backgrounds and experience.

In addition to these requirements, the Nominating and Corporate Governance Committee will also evaluate, in the context of the needs of the Board, whether the nominee’s skills are complementary to the existing Board members’ skills, and assess any material relationships with EnerSys or third parties that might adversely impact independence and objectivity, as well as such other criteria as the Nominating and Corporate Governance Committee determines to be relevant at the time. The Nominating and Corporate Governance Committee, Committee Chair and/or EnerSys’ Chief Executive Officer interview candidates that meet the criteria, and the Nominating and Corporate Governance Committee selects candidates that best suit the Board’s needs. EnerSys may from time to time hire an independent search firm to help identify and facilitate the screening and interview process of director candidates.

Stockholders may recommend qualified persons for consideration by the Nominating and Corporate Governance Committee. Stockholders making a recommendation must submit the same information as that required to be included by EnerSys in its Proxy Statement with respect to nominees of the Board of Directors. The stockholder recommendation should be submitted in writing, addressed to EnerSys at 2366 Bernville Road, Reading, Pennsylvania 19605 (Attn: Richard W. Zuidema, Executive Vice President Administration and Secretary).

The Nominating and Corporate Governance Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder. However, the Nominating and Corporate Governance Committee will also review the performance as a director of any person already serving on the Board of Directors of EnerSys in determining whether to recommend that the Director be re-nominated.

Charters of the Committees of the Board of Directors

The Audit Committee, Nominating and Corporate Governance Committee, and Compensation Committee each operate pursuant to a written charter adopted by the Board of Directors. Each Committee reviews its charter at least annually. Copies of the charters are available on the Investor Relations page of EnerSys’ website at www.enersys.com or in print upon request. See “Corporate Governance—Access to Corporate Governance Documents.”

Director Attendance at Board, Committee and Annual Meetings

EnerSys’ Corporate Governance Guidelines provide that directors are expected to attend meetings of the Board and meetings of the committees on which they serve. During our fiscal year 2007, the Board of Directors met a total of six (6) times. Each director attended at least 75% of the total number of meetings of the Board and its committees on which the director served during the fiscal year, based on the number of such meetings held during the period for which each person served as a director or on a committee. It is the Company’s policy that directors are invited to the Annual Meeting but are not required to attend. The Chairman of the Board attended the 2006 annual meeting of stockholders.

Executive Sessions of Non-Management Directors

The Board has established a policy requiring non-management directors to meet in executive session periodically during the course of each year and has established procedures for determining which non-management director will serve as the presiding director for these executive sessions. The presiding director is designated by the Board of Directors. Mr. Hoffen has been designated as the presiding director for fiscal year 2008. In addition, it is expected that at least once a year the independent directors will meet in a separate executive session.

Communications with the Board of Directors

Stockholders and other interested parties, who desire to communicate directly with any member (or all members) of the Board, any Board committee or any chair of any such committee should submit such communication in writing addressed to the “Presiding Director” or “Non-Management Directors,” at EnerSys, P.O. Box 14145, Reading, Pennsylvania 19612 or by email to the Presiding Director or Non-Management Directors at presidingdirector@enersys.com. Communications intended for the full Board of Directors may be submitted in the same manner.

Stockholders, employees and other interested parties who desire to express a concern relating to accounting or auditing matters should communicate directly with EnerSys’ Audit Committee in writing addressed to the “Audit Committee Chair” at EnerSys, P.O. Box 14145, Reading, Pennsylvania 19612 or by e-mailing the Audit Committee at auditcommittee@enersys.com.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics that is applicable to our Chief Executive Officer, Chief Financial Officer and Controller, as well as our other officers, directors and employees. The code is available on the Investor Relations page of EnerSys’ website at www.enersys.com or in print upon request. See “Corporate Governance—Access to Corporate Governance Documents.” Any amendment to, or waiver from, the Code for executive officers or directors will be disclosed on the Investor Relations page of EnerSys’ website at www.enersys.com.

DIRECTOR COMPENSATION

EnerSys believes that the amount, form and methods used to determine director compensation are important ingredients in (i) attracting and retaining directors who are independent, interested, diligent and actively involved in overseeing EnerSys’ affairs; and (ii) more substantially aligning the interests of EnerSys’ directors with the interests of EnerSys’ stockholders.

Compensation Paid to Board Members

In fiscal year 2007, our Compensation Committee engaged Frederic W. Cook & Co., Inc., as an independent compensation consultant to the Compensation Committee, to study a peer group of companies to determine whether the Company should modify its non-employee director compensation package. Based on this study, our Compensation Committee recommended, and the Board of Directors approved, changes to our director compensation that were effective as of October 1, 2006. The annual retainer of $50,000 in cash remained unchanged. Meeting and other fees were changed as follows:

•	In-person board meetings to $1,500 each from $2,500

•	Telephonic Board meetings to $750 each from $1,250

•	In-person committee meetings to $1,500 each from $1,000

•	Telephonic committee meetings to $750 each from $500

•	Audit Committee Chairperson to $10,000 per year from $0

•	Committee (non-Audit) Chairperson to $5,000 per year from $0

The Compensation Committee determined that total non-employee director compensation should consist of a greater amount of equity-based compensation and recommended, and the Board approved, a grant of restricted stock units covering $47,000 of Company common stock (valued as of the date of grant) to each non-employee director in lieu of the annual grant of options covering 2,500 shares of company common stock that had been provided in prior fiscal years. The restricted stock units vest 25% per quarter until fully vested immediately prior to the annual meeting of stockholders following such grant. Because the grant in 2006 occurred subsequent to the 2006 annual meeting, the vesting of 50% of the units was accelerated to March 14, 2007. The compensation payable under these restricted stock units may be deferred in accordance with the EnerSys Stock Unit Deferred

Compensation Plan for Directors. Under that plan, at a director’s election, the shares otherwise payable (together with any dividends thereon) will be credited to a hypothetical bookkeeping account in the director’s name and will be paid to the director in a lump sum at the time specified in the election (or, if earlier, upon a change in control of the Company or the director’s death).

DIRECTOR COMPENSATION FOR FISCAL YEAR 2007

The table set forth below summarizes the compensation paid by the Company to our non-employee directors for the fiscal year ended March 31, 2007. None of the non-employee directors received option awards, non-equity incentive plan compensation, pension or other non-qualified deferred compensation or any other compensation for the fiscal year ended March 31, 2007.

Name(1)	Fees Earned Paid in Cash	Stock Awards(2)	Total
Hwan-yoon F. Chung	$58,000	$47,000	$105,000
Kenneth F. Clifford	$58,000	$47,000	$105,000
Eric T. Fry	$67,000	$47,000	$114,000
Howard I. Hoffen	$67,500	$47,000	$114,500
Michael C. Hoffman	$58,000	$47,000	$105,000
Arthur T. Katsaros	$63,250	$47,000	$110,250
John F. Lehman	$59,250	$47,000	$106,250
Dennis S. Marlo	$81,000	$47,000	$128,000
John D. Craig(3)	—	—	—

1)	Each of our directors, except for Mr. Craig, owns 2,871.1057 RSUs, 50% of which were vested at March 31, 2007. In addition, each of Messrs. Fry, Hoffen, Hoffman, Lehman and Marlo owns 5,000 vested stock options at March 31, 2007; and each of Messrs. Clifford and Katsaros owns 2,500 vested stock options at March 31, 2007. Messrs. Chung, Clifford, Fry, Hoffen and Hoffman disclaim beneficial ownership of such RSUs and stock options as a result of their respective employment arrangements with Metalmark, except to the extent of their pecuniary interest therein ultimately realized.
2)	Non-employee directors received an annual grant of 2,871.1057 restricted stock units (“RSUs”) on February 12, 2007, covering shares valued at $47,000 on the date of the grant. This value was also the accounting expense under SFAS 123R that will be amortized over the vesting period. Because the grant occurred subsequent to the 2006 annual meeting of stockholders, which is the customary grant date, the RSUs were vested 50% March 14, 2007, 25% on April 20, 2007, and will be fully vested on July 19, 2007, the date of the 2007 annual meeting of stockholders.
3)	See the Summary Compensation Table below for disclosures related to John D. Craig, who is also an executive officer of the Company.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors of EnerSys has appointed Ernst & Young LLP as EnerSys’ independent registered public accounting firm for the fiscal year ending March 31, 2008. No determination has been made as to what action the Audit Committee would take if stockholders do not ratify the appointment.

Ernst & Young LLP conducted the audit of the financial statements of EnerSys and its subsidiaries for the fiscal year ended March 31, 2007. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will be given an opportunity to make a statement if they desire to do so, and will be available to answer appropriate questions from stockholders.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS ENERSYS’ INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2008.

AUDIT COMMITTEE REPORT

Background

The members of the Audit Committee are currently Directors Dennis S. Marlo (Chairperson), Arthur T. Katsaros and John F. Lehman. The Board, in the exercise of its business judgment, has determined that each member of the Audit Committee is “financially literate” as required under the NYSE’s listing standards and has determined that Mr. Marlo qualifies as the Committee’s “audit committee financial expert” as defined in relevant SEC rules. During the 2007 fiscal year the Audit Committee of the Board of Directors of EnerSys was composed of three directors, each of whom has been determined to be independent by EnerSys’ Board consistent with the listing standards of the NYSE. For additional information relating to the responsibilities of EnerSys’ Audit Committee, see “Corporate Governance—Committees of our Board of Directors—Audit Committee.”

Responsibility

Management is responsible for the preparation of financial statements and the integrity of the reporting process, including the system of internal and disclosure controls.

The independent registered public accounting firm (the “independent auditors”) is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles in the United States.

The primary responsibilities of the Audit Committee are to select, engage and compensate EnerSys’ outside independent auditors and to oversee EnerSys’ financial reporting process on behalf of the Board. It is not the duty of the Audit Committee to prepare financial statements and related disclosures. It is also not the duty of the Audit Committee to plan or conduct audits, or to determine that EnerSys’ financial statements are complete and accurate and in accordance with generally accepted accounting principles in the United States.

Process and Recommendation

In fulfilling its responsibilities, the Audit Committee reviewed and discussed the audited financial statements for the fiscal year ended March 31, 2007, with EnerSys’ management and with EnerSys’ independent auditors, including a discussion of the quality, not just the acceptability of EnerSys’ accounting principles as applied in its financial reports, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. The Audit Committee discussed with EnerSys’ internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with management to discuss EnerSys’ disclosure controls and procedures and internal control over financial reporting. The Audit Committee also meets with the internal and independent auditors, with and without EnerSys’ management present, to discuss the results of their examinations and overall quality of EnerSys’ financial reporting. The Audit Committee also reviewed with EnerSys’ CEO and CFO their certification relating to their evaluation of EnerSys’ disclosure controls, the completeness and accuracy of the financial statements and other financial information contained in the Form 10-K, and the process followed by the CEO and CFO to assure the truthfulness of such certificate.

The Audit Committee also discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Audit Committee has discussed with the independent auditors, the auditors’ independence from EnerSys and its management, including the matters in the written disclosures and letters which were received by the Audit Committee from the independent auditors as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended. During the course of the year, the Audit Committee also reviewed and considered the compatibility of its independent auditors’ performance of certain non-audit services with the maintenance of such auditors’ independence.

Based on the process referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in EnerSys’ Annual Report on Form 10-K for the fiscal year ended March 31, 2007.

Fees of Independent Auditors

The following tables sets forth the aggregate fees for the fiscal year ended March 31, 2007, and March 31, 2006, incurred for services provided by EnerSys’ principal accounting firm Ernst & Young LLP.

	Year Ended
Description of Fees	March 31, 2007	March 31, 2006
Audit Fees, including fees associated with the annual audit of EnerSys, the reviews of EnerSys’ quarterly reports on Form 10-Q and for services provided in connection with the requirements of the Sarbanes-Oxley Act of 2002	$3,569,115	$3,727,795
Audit-Related Fees:
Fees associated with target acquisitions and fees associated with general accounting consultations	166,331	413,996
Tax Fees:
Fees associated with income tax compliance, advice and planning	278,798	618,231
All Other Fees	0	0

Total	$4,014,244	$4,760,022

The Audit Committee considered whether the provision of non-audit services by EnerSys’ principal independent auditors for the fiscal year ended March 31, 2007, was compatible with maintaining auditor independence. The Audit Committee pre-approved all fees for non-audit related services paid to EnerSys’ principal auditors for fiscal years 2006 and 2007.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services by Independent Auditors

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the Audit Committee has received detailed information sufficient to enable the Audit Committee to pre-approve and evaluate such service. The Audit Committee may delegate pre-approval authority to one or more of its members. Any pre-approval decisions made under delegated authority must be communicated to the Audit Committee at or before the next scheduled meeting.

Appointment of Independent Auditors for EnerSys’ Audit for Fiscal Year 2008

The Audit Committee appointed Ernst & Young LLP to conduct the audit of the financial statements of EnerSys and its subsidiaries for the fiscal year ended March 31, 2008. EnerSys’ stockholders are being asked to ratify the Audit Committee’s appointment of Ernst & Young LLP as EnerSys’ independent registered public accounting firm at the Annual Meeting to which this proxy statement relates.

Dennis S. Marlo, Chairperson

Arthur T. Katsaros

John F. Lehman

PROPOSAL NO. 3

APPROVAL OF THE ENERSYS 2007 MANAGEMENT INCENTIVE PLAN

The Board of Directors adopted the EnerSys 2007 Management Incentive Plan (the “Management Incentive Plan”), and recommends the Management Incentive Plan for stockholder approval at the 2007 Annual Meeting. The Board of Directors believes it to be in the best interest of the Company to adopt the Management Incentive Plan to promote our long-term growth and profitability by providing key personnel with incentives to improve stockholder value.

The Management Incentive Plan is designed to provide “performance-based” compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Under Section 162(m) of the Code, the Company generally is not eligible for a federal income tax deduction for compensation paid to the Company’s Chief Executive Officer or any of the four other most highly compensated executive officers to the extent that they receive compensation of more than $1 million in any year. However, compensation that is “performance-based” within the meaning of Section 162(m) of the Code is not subject to these deduction limits. To be performance-based, among other requirements, the compensation must be paid only upon the attainment of certain performance goals that have been approved by our stockholders. Those goals are described below.

Vote Required

The affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote on this proposal is required for approval of the Management Incentive Plan.

Management Incentive Plan Description

The following is a brief description of the principal features of the Management Incentive Plan. It does not purport to be complete and is qualified in its entirety by the full text of the Management Incentive Plan, which is attached hereto as Appendix B.

Administration. The Management Incentive Plan will be administered by the Compensation Committee of the Company’s Board of Directors, provided that if the Compensation Committee shall not consist solely of two or more individuals who qualify as outside directors within the meaning of Section 162(m) of the Code and non-employee directors within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, the Management Incentive Plan shall be administered by such a committee or, in the absence of such a committee, the Board of Directors, and provided further that, except (i) with respect to the direct reports of the Chief Executive Officer and (ii) as required to comply with Section 162(m) of the Code or other applicable law or any listing requirement of the NASDAQ National Market System or any other exchange on which the Company’s securities may be listed, (x) the Chief Executive Officer shall have all of the authority, duties and responsibilities of the Compensation Committee (or other administrative committee) under the Management Incentive Plan, and (y) the Compensation Committee (or other administrative committee) may delegate all or any part of its authority, duties or responsibilities under the Management Incentive Plan to any other appropriate officer of the Company. For purposes of this proposal, the committee or other person from time to time charged with the administration of the Management Incentive Plan shall be referred to as the “Committee.”

The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Management Incentive Plan, to administer the Management Incentive Plan and to exercise all the powers and authorities either specifically granted under the Management Incentive Plan or necessary or advisable in the administration of the Management Incentive Plan, including, without limitation, the authority to grant awards; to determine the persons to whom and the time or times at which awards shall be granted; to determine the terms, conditions, restrictions and performance criteria, including applicable performance goals, relating to any award; to determine whether, to what extent, and under what circumstances an award may be settled, cancelled, forfeited, or surrendered; to construe and interpret the Management Incentive Plan and any award; to prescribe, amend and rescind rules and regulations relating to the Management Incentive Plan; to determine the terms and provisions of any agreement evidencing an award; and to make all other determinations deemed necessary or advisable for the administration of the Management Incentive Plan.

Eligibility. Awards may be granted under the Management Incentive Plan to our officers and other key employees as selected by the Compensation Committee (or other administrative committee) with respect to the executive officers of the Company, and in the sole discretion of the Chief Executive Officer of the Company with respect to other participants. Unless otherwise determined by the Compensation Committee (or other administrative committee) or the Chief Executive Officer, as applicable, in its/his sole discretion, a participant who commences participation in the Management Incentive Plan following the commencement of a performance period may participate with respect to all outstanding performance periods, provided that the awards payable with respect to each such performance period shall be prorated based on the number of days elapsed in such performance period.

Terms Of Awards. The Committee, in its sole discretion, may determine the performance period to which any award will relate. The Committee in its sole discretion may determine the performance goals applicable to each award, the minimum, target and maximum levels applicable to each performance goal, and the amounts payable upon attainment of thresholds within such range.

Payment Of Awards; Performance Goals. The payment of awards under the Management Incentive Plan may be based upon the attainment of (or a specified increase or decrease in) one or more of the following performance goals as determined by the Committee and applied to a participant under the Management Incentive Plan and/or a business unit, product line or subsidiary of the Company or its affiliates (either on an absolute basis or relative to an external performance measure): (i) cash flow; (ii) earnings (including, without limitation, gross margin, earnings before interest and taxes (“EBIT”), earnings before taxes (“EBT”), earnings before interest, taxes, depreciation and amortization (“EBITDA”), and net earnings); (iii) earnings per share; (iv) growth in earnings or earnings per share; (v) stock price; (vi) return on equity or average stockholders’ equity; (vii) total stockholder return; (viii) return on capital; (ix) return on assets or net assets; (x) return on investment; (xi) sales, growth in sales or return on sales; (xii) income or net income; (xiii) operating income or net operating income; (xiv) operating profit or net operating profit; (xv) operating margin; (xvi) return on operating revenue; (xvii) economic profit, (xviii) market share; (xix) overhead or other expense reduction; (xx) growth in stockholder value relative to various indices, including, without limitation, the S&P 500 Index or the Russell 2000 Index, (xxi) strategic plan development and implementation, (xxii) net debt, and (xxiii) working capital (including components thereof). Each of the foregoing performance goals shall be determined in accordance with generally accepted accounting principles, as applicable; provided that the Committee shall have the authority to make equitable adjustments to the performance goals in recognition of unusual or non-recurring events affecting the Company, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles. Payments under such awards will be made, in the case of employees covered under Section 162(m) of the Code, solely on account of the attainment of such performance goals established in writing by the Committee to the extent the awards are intended to satisfy the requirements of Section 162(m) of the Code.

Unless otherwise determined by the Committee, an award will be paid in cash within a reasonable period after the end of the applicable performance period, but in no event later than two and a half months following the end of the year in which the awards are no longer subject to a substantial risk of forfeiture. Except as provided below (under “Termination of Employment” and “Change in Control”) or as otherwise determined by the Committee, an award will be paid only if the participant is employed by us at the conclusion of the performance period in respect of which it is paid. In no event will payment in respect of awards granted for any performance period of one year or less in length be made to a participant in an amount that exceeds $2,500,000, and for any other performance period in excess of one year, such amount multiplied by a fraction, the numerator of which is the number of months in the performance period and the denominator of which is twelve.

Termination Of Employment. Except in the event of death, disability or retirement or as otherwise determined by the Committee, if a participant’s employment terminates prior to the end of a performance period for any reason other than death, disability or retirement, no award will be payable to the participant with respect to that performance period. If a participant’s employment is terminated as result of death, disability, retirement at normal retirement age or early retirement with Company consent prior to the end of a performance period, the participant’s awards will be cancelled, and in respect of such cancelled award, the participant will receive a pro rata portion of his or her award that he or she would have received with respect to the applicable performance period based on actual performance for the performance period, payable at the time that awards are payable to other participants.

Change In Control. In the event that a participant experiences a qualifying termination (as defined in the Management Incentive Plan and generally including a termination without cause (as defined in the Management Incentive Plan) or a voluntary termination following certain required relocations) within three (3) months following a change in control of the Company (as defined in the Management Incentive Plan), the Company will pay to the participant, as soon as practicable following the date of such qualifying termination, a pro rata portion through the date of the change in control of the aggregate value of all awards granted to the participant for any performance period for which awards are outstanding as of the change in control and which is uncompleted as of the qualifying termination, calculated as to each award based on actual performance through the most recently completed fiscal quarter ending on or prior to the date of the change in control and for any portion of the performance period that was to occur after the most recently completed fiscal ending on or prior to the date of the change in control, assuming the achievement, at the target level, of the performance goals established with respect to such award, all as determined by the Committee, and such performance periods and the Management Incentive Plan shall thereafter immediately terminate with respect to such participants and the Company.

Amendment And Termination. The term of the Management Incentive Plan is five years from the date of its adoption by the Board of Directors. Our Board of Directors (or other administrative committee) may modify or terminate the Management Incentive Plan or any portion of the Management Incentive Plan at any time, except that an amendment that requires stockholder approval in order for the Management Incentive Plan to continue to comply with Section 162(m) of the Code will not be effective unless approved by the requisite vote of our stockholders. No amendment to the Management Incentive Plan may be made if such amendment will adversely affect any participant unless the participant consents to the amendment.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE ENERSYS 2007 MANAGEMENT INCENTIVE PLAN.

Equity Compensation Plan Information

The following table sets forth information as of March 31, 2007, regarding all of our existing compensation plans pursuant to which equity securities are authorized for issuance to employees and non-employee directors.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(2)	Total of securities reflected in columns (a) and (c)
	(a)	(b)	(c)	(d)
Equity Compensation Plans Approved By Stockholders(1)	5,506,499	$13.94	2,733,263	8,239,762
Equity Compensation Plans Not Approved By Stockholders	—	—	—	—
Total	5,506,499	$13.94	2,733,263	8,239,762

(1)	This amount is determined without regard to restricted shares and restricted share units, neither of which have an exercise price.
(2)	The securities available for issuance may be in the form of options, incentive stock options, restricted shares, bonus shares, stock appreciation rights, stock units, or performance shares.

EXECUTIVE OFFICERS

Our current executive officers, and certain information regarding them (other than Mr. Craig, whose information is included under “Board of Directors”) are listed below. All data is as of June 19, 2007.

Michael T. Philion, age 55, Executive Vice President—Finance and Chief Financial Officer. Mr. Philion has served as Executive Vice President—Finance and Chief Financial Officer since November 2000. He started with the Company’s predecessor in 1994. Mr. Philion is a certified public accountant. He received his Bachelor of Science degree in Accounting from Pennsylvania State University.

Richard W. Zuidema, age 58, Executive Vice President—Administration and Secretary. Mr. Zuidema served as Executive Vice President—Administration and Secretary since March 2002. From November 2000 until March 2002, Mr. Zuidema was Executive Vice President—Administration and International. He started with the Company’s predecessor in 1998. Mr. Zuidema received his Master of Business Administration degree from the University of Buffalo and his Bachelor of Sciences degree in Business Administration and Finance from the State University of New York.

John A. Shea, age 44, Executive Vice President, Americas. Mr. Shea has served as Executive Vice President, Americas since February 2005. Prior thereto, Mr. Shea served as Executive Vice President—Motive Power Americas since March 2002. From November 2000 to March 2002, he served as Executive Vice President—Motive Power. He started with the Company’s predecessor in 1987. Mr. Shea received his Bachelor of Arts degree in Business Administration with a double major in Marketing and Human Resource Management from California State University.

Raymond R. Kubis, age 53, President—Europe. Mr. Kubis has served as President—Europe, since March 2002. From October 1998 to March 2002, Mr. Kubis was Vice President, General Manager, Motive Power, for the Energy Storage Group of Invensys plc. Mr. Kubis received his Master of Business Administration degree from The Wharton School of the University of Pennsylvania and his Bachelor of Science degree in Accounting from the University of Illinois.

Patrick M. Steffen, age 57, Senior Vice President—Asia. Mr. Steffen has served as Senior Vice President—Asia since September 2005. From 1999 to 2002, he served as President, Energy Storage Group of Invensys plc. Mr. Steffen received his Bachelor of Sciences degree in Industrial Distribution from Clarkson University.

Sanjay L. Deshpande, age 56, Vice President of Aerospace and Defense. Mr. Deshpande has served as Vice President of Aerospace and Defense since 2003. Prior thereto, he was Vice President of Corporate Development at Exide Technologies. Mr. Deshpande holds an Master of Business Administration degree and Master of Science degree in Electrochemical Engineering from the University of California at Los Angeles, and a Bachelor of Science degree in Chemical Engineering from Osmania University, Hyderabad, India.

Michael J. Schmidtlein, age 46, Vice President—Corporate Controller and CAO. Mr. Schmidtlein has served as Vice President—Corporate Controller and Chief Accounting Officer since November 2005. From 2003 to 2005, he was the general manager of EnerSys’ Warrensburg facility and, prior thereto, Mr. Schmidtlein was the North American Finance Director of the Energy Storage Group of Invensys plc. Mr. Schmidtlein is a certified public accountant and received his Bachelor of Science degree in accounting from the University of Missouri.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Compensation Policy

The Company’s executive compensation program is structured and administered to support our vision, which is to be the global leader in our chosen markets for stored energy solutions, and to focus upon maximizing stockholder value. The program is also structured to link executive compensation to EnerSys’ financial performance and, through programs that use EnerSys stock as a compensation medium, to more closely align the interests of executive management with those of EnerSys’ stockholders.

We base our executive compensation program on the same objectives that guide the Company in establishing all its compensation programs:

•	Compensation should align the interests of executives with the long-term interests of our stockholders through award opportunities that result in ownership of common stock.

•

Compensation should reward teamwork. Because our success depends on our ability to optimize our worldwide business, our compensation programs emphasize our total results rather than geographic or product line results.

•

Compensation should be based on the level of job responsibility, as well as individual performance, and Company performance. As employees progress to higher levels in the organization, an increasing proportion of their pay should be linked to Company performance and shareholder returns because they are more able to affect the Company’s results.

•

Compensation should reflect the value of the job in the marketplace. To attract and retain a skilled work force, we must remain competitive with the pay of other employers who compete with us for talent.

•

Compensation should foster the long-term focus required for success in our industry. While all our key employees receive a mix of both annual and longer-term incentives, employees at higher levels have an increasing proportion of their compensation tied to longer-term performance because they are in a position to have greater influence on longer-term results.

•

To be effective motivation, performance-based compensation programs should enable employees to easily understand how their efforts can affect their pay, both directly through individual performance accomplishments and indirectly through contributing to the Company’s achievement of its strategic and operational goals.

•

Compensation and benefit programs should be egalitarian. While the programs and individual pay levels will always reflect differences in job responsibilities, geographies, and marketplace considerations, the overall structure of compensation and benefit programs should be broadly similar across the organization.

Determination of Compensation

The Compensation Committee takes into account a number of factors to determine the compensation for the named executive officer and to ensure that the Company’s executive compensation program is achieving its objectives. Among those are:

•

Assessment of Company Performance. The Committee uses Company performance measures in two ways. First, in establishing total compensation ranges, the Committee considers various measures of Company and industry performance, including sales growth, stock price, EBITDA and net income. Second, as described in more detail below, the Committee has established specific Company performance measures that determine the size of payments under the Company’s Management Incentive Plan.

•

Assessment of Individual Performance. Individual performance affects the compensation of all employees, including the CEO and the other named executive officers. Beginning in fiscal year 2007, the Committee adopted a formal evaluation process for our CEO. Each member of our Board provides a written, subjective evaluation of our CEO, on an anonymous basis, covering a broad range of criteria. The evaluations are summarized and used by the Compensation Committee for its consideration in setting the CEO’s compensation. For the other named executive officers, the Committee receives a recommendation from the CEO and also exercises its judgment based on the Committee’s interactions with the executive officer.

•

Benchmarking. The Compensation Committee benchmarks the Company’s compensation programs with a peer group consisting of the following 17 companies, which are broadly similar with respect to industry (generally, electrical components and equipment) and size (based on revenues):

Ametek	Energizer Holdings	Regal - Beloit
A.O. Smith	Exide Technologies	Spectrum Brands
Artesyn Technologies	Franklin Electric	Tektronix
AVX	Graftech International	Thomas & Betts
Baldor Electric	Hubbell Inc.	Woodward Governor
C&D Technologies	Lamson & Sessions

The Committee compares the companies’ executive compensation programs as a whole, and also compares the pay of individual executives if the jobs are sufficiently similar to make the comparison meaningful. The Committee uses the peer group data primarily to ensure that the executive compensation program as a whole is competitive, meaning generally within the broad middle range of comparative pay of the peer group companies.

•

Total Compensation Review. The Committee reviews each executive’s base pay, bonus, and equity incentives annually with the guidance of the Committee’s independent compensation consultant, Frederic W. Cook & Co., Inc.

Components of Executive Compensation for Fiscal Year 2007

The executive compensation program is comprised of base salary, annual short-term incentive opportunities in the form of cash awards based upon the Company’s fiscal year performance, long-term incentive opportunities in the form of either options to acquire EnerSys stock, restricted stock or restricted stock units of EnerSys or any combination thereof. In addition, we provide the named executive officers with the same employee benefits as are provided to other U.S. employees, and limited perquisites and personal benefits. The Company does not cover the named executive officers under a defined benefit pension plan, supplemental executive retirement plan or deferred compensation arrangement.

Base Salary

Base salary is the guaranteed element of an employee’s annual cash compensation. The value of base salary reflects the employee’s skill set and the market value of that skill set. The Compensation Committee generally considers whether the executive officer’s base salary should be increased based on individual performance with a view toward ensuring that the base salary is competitive with that of executives in peer companies with comparable roles and responsibilities.

With assistance from the Committee’s independent compensation consultant, Frederic W. Cook & Co., Inc., the Committee sets a general range for base salary increases as well as a target average for the collective pay increases for the CEO and other executive officers. In addition, the Committee solicits the CEO’s recommendation with respect to the pay increase for the other executive officers. Barring unusual circumstances such as promotions, performance issues, etc., the Committee prefers to grant the same percentage increases to the CEO and each executive officer, on the basis that this fosters one of the Company’s key goals, world-wide teamwork.

In establishing Mr. Craig’s base salary for fiscal year 2007, the Committee applied the process described above. They noted that Mr. Craig’s base salary was at the 75th percentile relative to the Company’s peer group, and under Mr. Craig’s leadership in fiscal year 2006, the Company outperformed its major competitors and achieved acceptable levels of profitability despite significant raw material cost pressures. In recognition of his continued strong leadership in fiscal year 2006, the Committee increased Mr. Craig’s annual salary by 5%, effective as of April 1, 2006.

The Committee reviewed similar considerations for each of the other named executive officers and granted each of the other named executive officers an annual increase of 5%, effective as of April 1, 2006.

Management Incentive Plan

Annually, under our Management Incentive Plan (“MIP”), the Compensation Committee establishes a range of financial targets based on the Company’s budget, which is subject to approval by our Board of Directors. Each named executive officer has minimum, target and maximum cash bonus amounts, which are percentages of the executive’s base salary and are established at the beginning of each fiscal year. During fiscal year 2007, the Committee established “stretch” goals under the MIP, the achievement of which would allow each participant in the MIP to earn up to a maximum of 170% of target. The Company has established this annual cash bonus program to align employees’ goals with the Company’s profitability and bank debt objectives for the current year. The bonuses paid for fiscal year 2007 appear in the Summary Compensation Table under the “Nonequity Incentive Plan Compensation” column. Bonus payouts for the year are then determined by the Company’s financial results for the year relative to the pre-determined performance measures. Satisfactory individual performance is a condition to payment. At the end of the performance period, the Committee, in the case of the CEO and other named executive officers, has discretion to adjust an award payout. The Committee considered the following when establishing the awards for fiscal year 2007:

•

Bonus Targets. Bonus targets were based on job responsibilities and internal relativity, and generally remain constant on a year-to-year basis. In the case of our CEO and our other named executive officers, the minimum percentage of base salary is set in the respective individual’s employment agreement. Consistent with our executive compensation policy, individuals with greater job responsibilities had a greater proportion of their total cash compensation tied to Company performance through the MIP. The

Committee established the following bonus targets for fiscal year 2007 (expressed as a percentage of base salary): Mr. Craig—100% with a stretch goal target of 170%; Messrs. Philion, Zuidema, Shea and Kubis—60% with a stretch goal target of 102%.

•

Company Performance Measures. For all participants in the MIP, including our CEO and named executive officers, the Committee established fiscal year 2007 Company performance measures based 30 percent on average daily net bank debt (which is total long and short term Company debt and capital lease obligations minus short term investments held in the U.S.) and 70 percent on earnings per share (EPS) adjusted for certain items as described below under “Adjustments for Certain Items.” The measures, determined in connection with the approval of the Company’s fiscal year 2007 budget, were as follows:

Measurement	Minimum	Target	Maximum
EPS	$0.78	$0.80	$1.20
Daily Average Net Bank Debt	$424.2 million	$414.2 million	not applicable

The Committee believes that this mix of performance measures will encourage employees to focus appropriately on improving both our balance sheet strength and net earnings. Special emphasis is given to bottom line earnings so that employees can be directly rewarded for their productivity improvements. These measures are also effective motivators because they are easy to track and clearly understood by our employees. Under the plan formula, payouts can range from zero to 170 percent of bonus target, depending on Company performance. In establishing the targets, significant consideration is given to the Company’s prior year performance and budget for the current year. The bonuses paid to our CEO and executive officers for fiscal year 2007 were 129.8 percent of bonus target as a result of above-target EPS achievement and above-target net bank debt goal. Adjustments made to these targets for purposes of determining payouts are described below.

•

Adjustments to Performance Measures. Consistent with past practice and based on criteria established at the beginning of the performance period, the Committee adjusted the earnings results on which fiscal year 2007 bonuses were determined to eliminate the effect of certain items. The adjustments are intended to ensure that award payments represent the underlying growth of the core business and are not artificially inflated or deflated due to such items either in the award year or the previous year. For the fiscal year 2007 awards calculation, the Committee adjusted EPS to eliminate the effect of expenses incurred in connection with a secondary offering and several failed acquisitions.

Equity Incentives—Total Equity Program

The Compensation Committee has the ability to grant various types of equity awards under the Company’s 2004 and 2006 Equity Incentive Plans to the employees of the Company, including the CEO and other named executive officers. The Committee is studying implementing an annual grant program but has not yet finalized its decision.

During fiscal year 2007, no equity incentives were granted to our CEO or other named executive officers. However, subsequent to the end of the fiscal year, the Compensation Committee, based in part on recommendations from its independent compensation consultant and in view of the Company’s earnings performance relative to its key competitors despite continuing extreme raw material cost pressure, recommended that equity awards be granted to key employees of the Company, including our CEO and other named executive officers. To ensure that our key employees are properly focused on shareholder value and recognizing the Company’s lack of defined benefit plans, the Committee decided that the awards would consist of 50% stock options and 50% restricted stock units, based on value.

In determining the value of grants for executives, the Committee’s overall objective was to set the combined grant values of stock options and restricted stock units at a level that is equivalent to the 60th percentile relative to peer company long-term incentive grant values. The Company used the same valuation methodology as the

Company uses to determine the accounting expense of the grants under Statement of Financial Accounting Standards (SFAS) 123R. The Committee recommended, and the Board approved, the number of stock options and restricted stock units prior to the pre-established grant date. The number of awards was based on a percentage of the Company’s capitalization. Valuation is determined using the closing price of our common stock on the grant date; the Committee’s process for determining grant dates is discussed on page 23.

Grant values for individuals were determined by individual performance and internal relativity. Consistent with the Company’s compensation philosophy, individuals at higher levels received a greater proportion of total pay in the form of equity. The number of awards granted on May 29, 2007, to the named executive officers were as follows and are at approximately the 60th percentile relative to the Company’s peer group (based on value):

Name	Number of Stock Options	Number of Restricted Stock Units	Total Value(1)
John D. Craig	83,448	41,324	$1,508,533
Michael T. Philion	17,818	8,824	$322,113
Richard W. Zuidema	17,818	8,824	$322,113
John A. Shea	17,818	8,824	$322,113
Raymond Kubis	17,818	8,824	$322,113

(1)	The total value is the sum of the value of the restricted stock units and stock options determined as of May 29, 2007, the date of grant. The value of each restricted stock unit was $18.25, the closing price of our common stock on the date of grant; and the value of each stock option was approximately $9.04, as determined using the Black-Scholes method.

Equity Incentives—Restricted Stock Units

Restricted stock unit awards provide employees with shares of EnerSys stock if the employee remains employed with the Company for the vesting period. Generally, our restricted stock units vest ratably (25% per year) over a four year period. The Committee approved the terms of the fiscal year 2007 restricted stock unit awards in May 2007, and took into consideration the following:

•

Target Grant Size. As noted above under “Equity Incentives—Total Equity Program,” restricted stock unit grants were 50 percent of the total equity grant value (measured in accordance with SFAS 123R) established by the Committee. The total equity grant value was at approximately the 60th percentile relative to peer company equity incentive compensation. Due to excellent Company performance for fiscal year 2007, the Committee granted our CEO 41,324 restricted stock units. In determining the awards for the named executive officers other than the CEO, the Committee, based on a recommendation from our CEO, granted the same value of awards to each of these executive officers. This is consistent with the Company’s philosophy of fostering world-wide teamwork, absent unusual circumstances.

•

Retention Considerations. The restricted stock unit grants vest ratably (25% per year) over a four-year term and, once vested, provide value to the employee. Although restricted stock units do not provide the same retention incentives as do stock option awards, the Compensation Committee granted this type of award for two reasons. First, because the Company does not have any defined pension benefits plans or similar programs, the Committee wanted to provide an award that provided some amount of value that was not solely dependent on the appreciation of the Company’s stock price. Second, because the same types of awards are provided to all participating employees on a world-wide basis, restricted stock units provide certain tax and other advantages to our foreign employees as compared to restricted stock.

Equity Incentives—Stock Options

Stock options align employee incentives with stockholders because options have value only if the stock price increases over time. The Company’s 10-year options, granted at the closing price on the date of grant, encourage employees to focus on long-term growth. In addition, options are intended to help retain key employees because they typically cannot be exercised for four years (on a pro-rata basis) and, if not exercised, are forfeited if the employee leaves the Company before retirement. The four-year vesting also helps keep employees focused on long-term performance.

The Committee considered the following in establishing the option grants to our CEO and other named executive officers:

•

Grant Size. As noted above under “Equity Incentives—Total Equity Program,” stock option grants were 50 percent of the total equity grant value (measured in accordance with SFAS 123R) established by the Committee. The total equity grant value was at approximately the 60th percentile relative to peer company equity incentive compensation. Due to excellent Company performance for fiscal year 2007, the Committee granted our CEO 83,448 stock options. In determining the awards for the named executive officers other than the CEO, the Committee, based on a recommendation from our CEO, granted the same value of awards to each of these executive officers. This is consistent with the Company’s philosophy of fostering world-wide teamwork, absent unusual circumstances.

•

Grant Date and Price. The Committee’s procedure for the grant date of equity grants (restricted stock unit awards and stock options) provides assurance that the grant date is not being manipulated to result in a price that is favorable to employees. The equity grant date for all eligible employees, including executive officers, is on the first day that the Company’s stock trading window is open subsequent to the grant approval date. In the event of grants to new hires, the grants are effective on the first trading day of the month following hire. The foregoing is based on our Policy on Granting Equity Awards, which is described below. The establishment of this policy, which pre-determines grant dates, provides assurance that grant timing is not being manipulated for employee gain.

•

Retention Considerations. As with the restricted stock units, stock option grants generally vest ratably (25% per year) over a four-year term. They have a life of 10 years, after which they are cancelled. To obtain value, the employee must remain with the Company until the options are vested and the stock price must have appreciated above the exercise price, which is the market price of our common stock on the grant date.

Policy on Granting Equity Awards.

In fiscal year 2007, the Company established a written policy on granting equity awards. The policy provides who has authority for granting awards, the procedure for granting awards and how the date of grant and exercise prices (in the case of options) are determined. All awards are subject to Board approval, based on the recommendations of the Compensation Committee. However, within certain limitations, the Board may delegate authority to our CEO for awards to employees below the senior vice president level. Except for awards to new hires, the grant date for all awards is the first business day following the approval date that is not within the Company’s stock trading blackout period, and the exercise price, if applicable, is the closing price of our stock on the grant date.

Employee Benefits

The Company offers core employee benefits coverage in order to:

•	Provide our global workforce with a reasonable level of financial support in the event of illness or injury: and

•	Enhance productivity and job satisfaction through programs that focus on work/life balance.

The benefits available are the same for all U.S. employees and executive officers and include medical and dental coverage, disability insurance, and life insurance. In addition, the EnerSys 401(k) Plan provides some level of retirement income. All U.S. employees, including our executive officers, are eligible to participate in these welfare and benefit plans. To the extent that federal tax law limits contributions to the 401(k) Plan, the Company does not provide any alternatives to the employee nor does it provide any other retirement or savings plans.

The cost of employee benefits is partially borne by the employee, including each named executive officer.

Perquisites

The Company provides limited perquisites and personal benefits to its named executive officers, including the personal use of a Company automobile. In addition, the Company pays life and disability insurance premiums for Mr. Craig, our CEO. Mr. Kubis, a U.S. citizen and President of our European operation, was based in Brussels, Belgium during fiscal year 2007. Because of this, the Company reimbursed Mr. Kubis for tax advisory services, personal and family travel to the United States and private school tuition for his children.

Severance Benefits

Each of our named executive officers has an employment agreement with the Company or an affiliate of the Company. These agreements provide for severance benefits for certain covered terminations: upon death, permanent disability, if the Company terminates the executive officer without cause, or if the executive terminates employment for good reason (as defined in their respective agreements). The named executive officers are not eligible for severance payments solely upon a change in control. See pages 29 to 31 for a detailed explanation of these benefits.

Other Matters

Hedging Prohibition

Employees are not permitted to hedge their economic exposures to the EnerSys stock that they own by engaging in transactions involving puts, calls, or other derivative securities or zero-cost collars or forward sales contracts. The Company expects the employee to have the full risks and rewards of stock ownership.

Deductibility Cap on Executive Compensation

U.S. federal income tax law prohibits the Company from taking a tax deduction for certain compensation for any year paid in excess of $1,000,000 to each of our CEO and the other named executive officers listed in the summary compensation table below. However, performance-based compensation, as defined in the tax law, is fully deductible if the programs are approved by shareholders and meet other requirements. Our policy is to qualify our incentive compensation programs for full corporate deductibility to the extent feasible and consistent with our overall compensation goals.

The Company is taking steps to qualify the deductibility of compensation under the MIP, which has not been qualified to date pursuant to an exception for companies following an initial public offering. The Company has taken steps to qualify equity awards granted under its equity incentive plans for full deductibility as “performance-based compensation.” The Committee may make payments that are not fully deductible if, in its judgment, such payments are necessary to achieve the Company’s compensation objectives and to protect shareholder interests. For fiscal year 2007, no employee received non-deductible compensation.

COMPENSATION COMMITTEE REPORT

The Compensation Committee evaluates and establishes compensation for our named executive officers and oversees the Company’s equity incentive plans, MIP and benefit and perquisite programs. Management has the primary responsibility for the Company’s financial statements and reporting process, including the disclosure of executive compensation. With this in mind, we have reviewed and discussed with management the Compensation Discussion and Analysis found on pages 18-24 of this report. The Committee is satisfied that the Compensation Discussion and Analysis fairly and completely represents the philosophy, intent, and actions of the Committee with regard to executive compensation. We recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission.

Fiscal Year 2007 Compensation Committee

Howard I. Hoffen (Chairperson)

Eric T. Fry

Dennis S. Marlo

Fiscal Year 2008 Compensation Committee

Dennis S. Marlo (Chairperson)

Arthur T. Katsaros

John F. Lehman

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2007

The following table summarizes the compensation earned in fiscal year 2007 by our Chief Executive Officer, Chief Financial Officer and our three most highly compensated executives (our “named executive officers”). No discretionary bonus payments were made to any of the named executive officers in fiscal year 2007, and the Company does not provide any defined benefit pension arrangement for our named executive officers, or maintain a deferred compensation plan for our named executive officers; accordingly the “Bonus” and “Change in Pension Value and Non-qualified Deferred Compensation Earnings” columns have been omitted from the following table.

Name and Principal Position	Year	Salary		Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation(2)		All Other Compensation		Total
John D. Craig Chairman, President, Chief Executive Officer and Director	2007	$783,000		$300,215	$0	$1,015,943		$73,910	(3)	$2,173,068

Michael T. Philion Executive Vice President-Finance and Chief Financial Officer	2007	$362,000		$109,446	$0	$281,817		$30,841	(4)	$784,104

Richard W. Zuidema Executive Vice President-Administration and Secretary	2007	$363,000		$109,446	$0	$282,596		$27,114	(5)	$782,156

John A. Shea Executive Vice President-Americas	2007	$352,000		$109,446	$0	$274,032		$26,683	(6)	$762,161

Raymond R. Kubis President-Europe	2007	$430,140	(7)	$137,610	$0	$334,865	(7)	$151,404	(7)(8)	$1,054,019

(1)

Represents the compensation costs of restricted stock awards recognized for financial reporting purposes for the fiscal year under SFAS 123R, and not amounts actually received by the named executive officer. See “Note 16 Share-Based

Payments—Stock Option, Restricted Stock and Other Stock Awards” to the Company’s consolidated financial statements set forth in the Company’s Form 10-K for the year ended March 31, 2007, for the assumptions made in determining SFAS 123R values.

(2)	Represents annual incentive amounts paid to the named individuals under the EnerSys 2007 MIP. The MIP is discussed in further detail on page 20 under “Management Incentive Plan.”
(3)	Consists of 401(k) contributions in the amount of $11,063; life and disability insurance premiums in the amount of $38,237; Company automobile expenses in the amount of $12,252; club dues; meals and flights for spouse; tax reimbursements related to Company automobile expenses and spouse travel expenses; medical exam; and discounts on Company products.
(4)	Consists of 401(k) contributions in the amount of $11,063; Company automobile expenses in the amount of $10,219; club dues; medical expenses; and tax reimbursements related to Company automobile expenses and spouse travel expenses.
(5)	Consists of 401(k) contributions in the amount of $11,063; Company automobile expenses in the amount of $11,689; meals for spouse; medical exam; sports tickets; tax reimbursements related to Company automobile expenses and spouse travel expenses; and discounts on Company products.
(6)	Consists of 401(k) contributions in the amount of $11,063; Company automobile expenses in the amount of $9,209; tax reimbursements related to Company automobile expenses and spouse travel expenses; and discounts on Company products.
(7)	Mr. Kubis was generally compensated in Euros. The amounts shown in the tables are, where applicable, based on an exchange rate at March 31, 2007, of €1.00 equals $1.34.
(8)	Consists of pension contributions in the amount of $27,744; private school tuition in the amount of $37,310; tax preparation and planning fees in the amount of $42,352; Company automobile expenses in the amount of $21,657; and family travel expenses in the amount of $22,342.

Employment Agreements

Employment Agreement with Mr. Craig

We entered into an employment agreement with Mr. Craig on November 9, 2000. Mr. Craig’s employment agreement is for a three-year term that is automatically extended on a daily basis to continue for three years from the date of such extension. Mr. Craig’s employment agreement provides that we will nominate and use our best efforts to cause him to be elected as a director and as Chairman of the Board. Mr. Craig’s employment agreement provides that he may not compete with our business for three years following termination of his employment. Effective as of April 1, 2007, the Compensation Committee increased the base salary for Mr. Craig to $815,000 from $783,000, Contingent upon meeting goals established by the Board of Directors and the Compensation Committee, Mr. Craig is entitled to a bonus of up to 100% of base salary.

Employment Agreement with Messrs. Philion, Zuidema and Shea

We entered into employment agreements with each of Messrs. Philion, Zuidema and Shea on November 9, 2000. These employment agreements are for a two-year term that is automatically extended on a daily basis to continue for two years from the date of such extension. These employment agreements provide generally that the executive may not compete with our business for two years following termination of his employment. Effective as of April 1, 2007, the Compensation Committee increased the base salaries for each of Messrs. Philion, Zuidema and Shea by approximately 4.2% over their respective base salaries for fiscal year 2007. Mr. Philion’s base salary was increased to $ 377,000 from $362,000; Mr. Zuidema’s base salary was increased to $378,000 from $363,000; and Mr. Shea’s base salary was increased to $367,000 from $352,000. Contingent upon meeting goals established by the Board of Directors and the Compensation Committee, each of Messrs. Philion, Zuidema and Shea is entitled to a bonus of up to 60% of base salary.

Agreements with Mr. Kubis

On January 8, 2002, we entered into a directorship agreement and a managing directorship agreement with Mr. Kubis with respect to his services as President-Europe. These directorship agreements are for two-year terms that may be extended at our option. They were last amended on April 1, 2007. They provide generally that Mr. Kubis may not compete with our business for at least 24 months following termination of his directorship. Effective as of April 1, 2007, the Compensation Committee increase the base salary for Mr. Kubis to €334,000 (U.S. dollar equivalent of $447,560 based on an exchange rate at March 31, 2007, of $1.34 to €1.00) from €321,000. Contingent upon meeting goals established by the Board of Directors and the Compensation Committee, Mr. Kubis is entitled to an annual bonus of up to 60% of base salary. Contingent upon meeting goals established by our Compensation Committee and Board of Directors, Mr. Kubis is entitled to an annual bonus of up to 60% of base salary.

GRANTS OF PLAN-BASED AWARDS TABLE FOR FISCAL YEAR 2007

The following table sets forth information on awards of cash, stock options and restricted stock granted during or for the 2007 fiscal year to our named executive officers.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)						Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Plan(2)	Threshold		Target		Maximum
John D. Craig	2007	MIP	$35,235		$783,000		$1,331,100		—

Michael T. Philion	2007	MIP	$16,290		217,200		$369,240		—

Richard W. Zuidema	2007	MIP	$16,335		$217,800		$370,260		—

John A. Shea	2007	MIP	$15,840		$211,200		$359,040		—

Raymond R. Kubis	2007	MIP	$19,356	(3)	$258,084	(3)	$438,743	(3)	—

(1)	The amounts shown in the columns are the threshold, target and stretch goal (maximum) potential amounts that were payable under the MIP. The threshold amount assumes that the average daily net bank debt target was at the minimum payout level and the EPS target was not achieved. No amounts were payable if threshold performance was not achieved in at least one target area. See the Compensation Disclosure and Analysis for a discussion of the amounts actually earned for 2007.
(2)	See page 20 for a detailed discussion of the MIP.
(3)	Mr. Kubis was generally compensated in Euros. The amounts shown in the table are based on an exchange rate at March 31, 2007, of €1.00 equals $1.34.

OUTSTANDING EQUITY AWARDS AS OF MARCH 31, 2007

The following table sets forth the outstanding equity awards held by named executive officers at the end of the 2007 fiscal year. The year-end values set forth in the table are based on the $17.18 closing price for our common stock on March 30, 2007, the last trading day of the fiscal year.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable(1)	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($ per share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
John D. Craig	—	—	—	—	—	35,349	$607,296	—	—
	594,626	—	—	10.82	3/22/2012	—	—	—	—
	164,827	—	—	21.91	3/22/2012	—	—	—	—
	384,158	—	—	10.82	11/9/2010	—	—	—	—
	86,155	—	—	21.91	11/9/2010	—	—	—	—
	355,600	—	—	16.24	3/22/2009	—	—	—	—
	164,692	—	—	3.74	11/9/2008	—	—	—	—
	99,564	—	—	16.24	10/31/2007	—	—	—	—
	64,609	—	—	29.36	11/9/2010	—	—	—	—

Michael T. Philion	—	—	—	—	—	12,888	$221,416	—	—
	237,760	—	—	10.82	3/22/2012	—	—	—	—
	65,957	—	—	21.91	3/22/2012	—	—	—	—
	153,657	—	—	10.82	11/9/2010	—	—	—	—
	34,428	—	—	21.91	11/9/2010	—	—	—	—
	142,158	—	—	16.24	3/22/2009	—	—	—	—
	63,363	—	—	3.74	11/9/2008	—	—	—	—
	20,000	—	—	16.24	10/31/2007	—	—	—	—
	25,821	—	—	29.36	11/9/2010	—	—	—	—

Richard W. Zuidema	—	—	—	—	—	12,888	$221,416	—	—
	237,760	—	—	10.82	3/22/2012	—	—	—	—
	65,957	—	—	21.91	3/22/2012	—	—	—	—
	153,657	—	—	10.82	11/9/2010	—	—	—	—
	34,428	—	—	21.91	11/9/2010	—	—	—	—
	142,158	—	—	16.24	3/22/2009	—	—	—	—
	24,692	—	—	3.74	11/9/2008	—	—	—	—
	20,000	—	—	16.24	10/31/2007	—	—	—	—
	25,821	—	—	29.36	11/9/2010	—	—	—	—

John A. Shea	—	—	—	—	—	12,888	$221,416	—	—
	65,957	—	—	21.91	3/22/2012	—	—	—	—
	34,428	—	—	21.91	11/9/2010	—	—	—	—
	142,158	—	—	16.24	3/22/2009	—	—	—	—
	25,821	—	—	29.36	11/9/2010	—	—	—	—

Raymond R. Kubis	—	—	—	—	—	16,202	$278,350	—	—
	217,760	—	—	10.82	3/22/2012	—	—	—	—
	65,957	—	—	21.91	3/22/2012	—	—	—	—
	142,158	—	—	16.24	3/22/2009	—	—	—	—

(1)	All options held by our named executive officers at March 31, 2007, were fully vested.
(2)	This column consists of unvested shares of restricted stock granted on January 1, 2006, and February 10, 2006. One-third of these shares vest on January 1, 2008; one-third vest on January 1, 2009; and the remaining one-third vest on January 1, 2010.
(3)	Based on a closing stock price of $17.18 on March 30, 2007.

OPTIONS EXERCISED AND STOCK VESTED DURING FISCAL YEAR 2007

The following table sets forth the number of shares acquired upon exercising options and stock awards by our named executive officers during fiscal year 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
John D. Craig	200,000	$398,500	11,782	$188,512

Michael T. Philion	118,874	$451,388	4,295	$68,720

Richard W. Zuidema	99,874	$210,845	4,295	$68,720

John A. Shea	544,236	$3,291,251	4,295	$68,720

Raymond R. Kubis	20,000	$50,400	5,400	$86,400

(1)	Values stated are taxable income of each exercise, calculated by subtracting the exercise cost from the fair market value at exercise.
(2)	Based on December 29, 2006, (the last trading prior to the date the shares vested) closing price of $16.00.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

As described above, all of our named executive officers have entered into employment or directorship agreements with us. Under the conditions described below, each of these agreements provides for certain payments upon a termination of employment.

We may terminate the employment of each of Messrs. Craig, Philion, Zuidema, Shea or Kubis for cause if he has been involved in any of the following: the commission of a felony or crime involving moral turpitude; a knowing and intentional fraud; an act or omission that is materially injurious to EnerSys; or the willful and continued failure or refusal to substantially perform his duties as an employee of EnerSys. If we were to terminate the employment of one of these executives without cause, or if he were to resign with good reason (as defined below), we would be obligated to pay him his base salary, plus annual bonuses in an amount equal to the average of his two most recent annual bonuses, for the remainder of the term of the employment agreement. “Good reason” means any of the following: a decrease in base salary; a material diminution of authority, responsibilities or positions of the executive; a relocation to any office location that is more than 50 miles from Reading, Pennsylvania (certain cities outside of Western Europe, in the case of Mr. Kubis); or our giving notice that we intend to discontinue the automatic extension of the employment agreement. The employment agreements for each of the executives provide that if any payments owed to the executive (whether pursuant to the respective employment agreement or otherwise) are subject to excise tax under Section 4999 of the Internal Revenue Code of 1986, we will provide the executive with a tax gross-up payment such that, after payment of any excise tax on the underlying payment and all taxes on the gross-up payment, the executives would retain an amount before payment of income and employment taxes equal to the underlying payment. No special benefit is payable to our named executive officers solely in the event of a change in control.

In the event of the death or disability of our named executive officers (other than Mr. Kubis), such officer (or his estate) would be entitled to one (1) year of base salary in the event of death, or six (6) months of base salary plus medical benefits, in the event of disability.

The tables below reflect the incremental amount of compensation payable to each of the named executive officers in the event of various termination scenarios. No benefits are provided solely in the event of a change in control other than the accelerated vesting of any unvested restricted stock awards. The amounts shown assume that such hypothetical termination was effective as of March 31, 2007. The amounts do not include benefits earned or vested as of March 31, 2007, or benefits provided under insurance or regular programs available to salaried employees generally. The actual amounts that would be paid upon a named executive officer’s termination of employment can be determined only at the time of any such event. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event, the Company’s financial performance and the executive officer’s age.

JOHN D. CRAIG

	Involuntary Without Cause or Voluntary for Good Reason	Termination for Cause or Voluntary Resignation	Retirement	Death	Disability	Change in Control
Cash Severance	$4,208,165	0	0	$783,000	$391,500	0

Restricted Stock Vesting*	$607,296	0	$607,296	$607,296	$607,296	$607,296

Health and Welfare Benefit	$131,341	0	0	0	$4,723	0

Life Insurance Policy**	$235,771	0	$235,771	0	$235,771	0

Total Severance	$5,182,573	0	$843,067	$1,390,296	$1,239,290	$607,296

*	Based on a value of $17.18 per share, the closing price of our common stock on March 31, 2007.
**	Cash value as of March 31, 2007.

MICHAEL T. PHILION

	Involuntary Without Cause or Voluntary for Good Reason	Termination for Cause or Voluntary Resignation	Retirement	Death	Disability	Change in Control
Cash Severance	$1,067,717	0	0	$362,000	$181,000	0

Restricted Stock Vesting*	$221,416	0	$221,416	$221,416	$221,416	$221,416

Health and Welfare Benefit	$82,248	0	0	0	$4,725	0

Total Severance	$1,371,382	0	$221,416	$583,416	$407,141	$221,416

*	Based on a value of $17.18 per share, the closing price of our common stock on March 31, 2007.

RICHARD W. ZUIDEMA

	Involuntary Without Cause or Voluntary for Good Reason	Termination for Cause or Voluntary Resignation	Retirement	Death	Disability	Change in Control
Cash Severance	$1,070,696	0	0	$363,000	$181,500	0

Restricted Stock Vesting*	$221,416	0	$221,416	$221,416	$221,416	$221,416

Health and Welfare Benefit	$81,911	0	0	0	$3,311	0

Total Severance	$1,374,023	0	$221,416	$584,416	$406,227	$221,416

*	Based on a value of $17.18 per share, the closing price of our common stock on March 31, 2007.

JOHN A. SHEA

	Involuntary Without Cause or Voluntary for Good Reason	Termination for Cause or Voluntary Resignation	Retirement	Death	Disability	Change in Control
Cash Severance	$1,038,332	0	0	$352,000	$176,000	0

Restricted Stock Vesting*	$221,416	0	$221,416	$221,416	$221,416	$221,416

Health and Welfare Benefit	$49,575	0	0	0	$4,725	0

Total Severance	$1,309,323	0	$221,416	$573,416	$402,141	$221,416

*	Based on a value of $17.18 per share, the closing price of our common stock on March 31, 2007.

RAYMOND R. KUBIS

	Involuntary Without Cause or Voluntary for Good Reason	Termination for Cause or Voluntary Resignation	Retirement	Death	Disability	Change in Control
Cash Severance	$1,317,133	0	0	0	0	0

Restricted Stock Vesting*	$278,350	0	$278,350	$278,350	$278,350	$278,350

Health and Welfare Benefit	$12,749	0	0	0	0	0

Relocation Expenses**	$50,000	0	0	0	0	0

Total Severance	$1,379,882	0	$278,350	$278,350	$278,350	$278,350

*	Based on a value of $17.18 per share, the closing price of our common stock on March 31, 2007.
**	Estimated based on the Company’s experience with other employees.

Effect of Termination of Employment on Vesting

The named executive officers are entitled to full acceleration of vesting of outstanding equity awards in the event of (a) termination of employment without cause; (b) voluntary termination of employment for good reason; and (c) a change in control. This effect applies to the awards held by all participants in the Equity Incentive Plan and not just the named executive officers. Information regarding the outstanding equity awards held by the named executive officers at year end is set forth on pages 28 and 29.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Person Transaction Policy

Our Board recently adopted a written policy regarding related person transactions. As a general matter, it is the Company’s preference to avoid or minimize related person transactions. Under this policy, a director or executive officer must promptly report to the Corporate Secretary or General Counsel any potential transaction in which a Related Person (as defined by Item 404(a) of Regulation S-K) has or will have a direct or indirect material interest. Pursuant to this policy, the Company is not permitted to consummate or continue the Related Person transaction without the approval or ratification of the Audit Committee or, in certain situations, by the Chairman of the Audit Committee. Any director interested in a Related Person transaction must recuse himself from any such vote.

Indemnification

Delaware law, our certificate of incorporation and our bylaws contain limitation of liability provisions and provisions for indemnification of our directors and officers.

In addition, we have entered into an indemnification agreement with each of our directors and officers. Pursuant to this agreement, we will indemnify, to the fullest extent permitted by the Delaware General Corporation Law, each director or officer who is, or is threatened to be made, a party to any proceeding by virtue of the fact that such person is or was one of our directors or officers. Indemnification will be provided for all costs, judgments, penalties, fines, liabilities and amounts paid in settlement of any such proceeding and for expenses actually and reasonably incurred in connection with any such proceeding.

Directors and officers of EnerSys are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by EnerSys. The premium for the fiscal year ended March 31, 2007, specifically for directors and officers, as individuals, was $0.1 million.

Indemnity and Expense Agreement

We have agreed with each of the Morgan Stanley Funds, in an indemnity and expense agreement dated March 22, 2002, that, to the fullest extent permitted by law, none of such stockholders, or any of their respective partners or other affiliates, or their respective members, stockholders, directors, managers, officers, employees, agents or other affiliates, or any person or entity who serves at the request of any such stockholder on behalf of any person or entity as an officer, director, manager, partner or employee of any person or entity (referred to as indemnified parties), shall be liable to us for any act or omission taken or suffered by such indemnified party in connection with the conduct of our affairs or otherwise in connection with such stockholder’s ownership of shares of our common stock, unless such act or omission resulted from fraud, willful misconduct or gross negligence by such indemnified party or any mistake, negligence, dishonesty or bad faith of any agent of such indemnified party.

We have also agreed with each Morgan Stanley Fund that, to the fullest extent permitted by law, we will indemnify each of such indemnified parties for any and all liabilities and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim) of any nature whatsoever, known or unknown, liquidated or unliquidated, that are incurred by such indemnified party and arise out of or in connection with our affairs, or any indemnified party’s ownership of shares of our common stock, including acting as a director, manager or officer or its equivalent; provided that an indemnified party shall be entitled to indemnification only to the extent that such indemnified party’s conduct did not constitute fraud, willful misconduct or gross negligence.

We have also agreed to pay, or reimburse, each Morgan Stanley Fund for all such stockholder’s reasonable out-of-pocket fees and expenses incurred in connection with and related to such stockholder’s ownership of shares of our common stock.

Relationship with Metalmark and Morgan Stanley

As of March 31, 2007, Morgan Stanley Senior Funding, Inc., a subsidiary of Morgan Stanley, acts as an agent under our senior secured credit facility. Morgan Stanley Senior Funding was a lender and acted as agent under our former senior secured credit facility.

Since the beginning of our 2002 fiscal year until repayment of our former secured credit facility in March 2004, Morgan Stanley Senior Funding received fees totaling $0.5 million for its services as agent under that facility. In addition to these fees, other affiliates of Morgan Stanley have received a total of $0.3 million in fees and expense reimbursements for services provided to us since the beginning of our 2002 fiscal year, including $0.1 and $0.2 million in connection with the ESG and FIAMM acquisitions, respectively. In connection with the March 2004 refinancing of our then existing credit agreements and related recapitalization, Morgan Stanley Senior Funding received the following fees for its role in arranging the new credit facilities: $0.5 million for the senior secured revolving credit facility, $1.1 million for the senior secured term loan B and $0.9 million for the senior second lien term loan. Morgan Stanley Senior Funding is not entitled to receive any ongoing fees or expense reimbursements for any services rendered under the credit agreements. Morgan Stanley Senior Funding is not committed to fund any portion of the senior secured term loan B and, accordingly, will not receive any amounts if any of those loans are prepaid.

As part of the March 2004 recapitalization and the related distribution of $258.4 million to stockholders, the Morgan Stanley Funds received approximately $217 million.

The general partners of the Morgan Stanley Funds are wholly owned subsidiaries of Morgan Stanley. An affiliate of Metalmark manages MSCP IV, L.P. and MSCP IV 892, L.P. pursuant to the Subadvisory Agreement. In addition, under the Subadvisory Agreement, MSCI IV, L.P. is effectively obligated to vote or direct the vote and to dispose or direct the disposition of any of our shares owned directly by it on the same terms and conditions as MSCP IV, L.P. and MSCP IV 892, L.P.

Institutional Stockholders hold approximately 58% of the outstanding shares of our common stock. As a result of the Securityholder Agreement and the Subadvisory Agreement, Metalmark may be deemed to control our management and policies. In addition, Metalmark may be deemed to control all matters requiring stockholder approval, including the election of our directors, the adoption of amendments to our certificate of incorporation and the approval of mergers and sales of all or substantially all our assets. Circumstances could arise under which the interests of Metalmark could be in conflict with the interests of our other stockholders. For more information, see “General Information—Metalmark and Our Institutional Stockholders” herein.

Securityholder Agreement

We entered into a securityholder agreement with MSCP Funds and our other equity holders dated as of November 9, 2000, providing for certain governance matters, restrictions on transfers of our equity interests by certain equity holders and certain registration rights. Prior to our Offering, we entered into an amended and restated securityholder agreement, which we refer to herein as the “Securityholder Agreement,” with Metalmark and the Institutional Stockholders as well as with certain members of our senior management.

The Compensation Committee, in consultation with our Chief Executive Officer, from time to time, designates members of our senior management to be subject to the Securityholder Agreement whether or not such person is then employed by us. Currently, Messrs. John D. Craig, Michael T. Philion, Richard W. Zuidema, John A. Shea and Raymond R. Kubis (collectively, the “Management Securityholders”) are subject to the Securityholder Agreement. The Management Securityholders own an aggregate of 317,879 outstanding shares of our common stock, 90,215 shares of restricted stock, and options to purchase an aggregate of 4,036,087 shares of common stock. Collectively, as of June 1, 2007, the Institutional Stockholders and Management Securityholders owned an aggregate of 31,604,742 outstanding shares of our common stock (including 90,215 shares of unvested restricted stock), constituting approximately 62% of our outstanding shares of common stock.

All significant decisions involving our company or our subsidiaries require the approval of our Board of Directors, acting by a simple majority vote. The Securityholder Agreement provides that our Board of Directors will consist of seven members, which may be increased to not more than nine members at the discretion of our Board of Directors and our chief executive officer will be a nominee for election to our Board of Directors. The Securityholder Agreement and the Subadvisory Agreement effectively permit Metalmark to designate a majority of the nominees for election to our Board of Directors and to designate a majority of the members of our Compensation Committee and Nominating and Corporate Governance Committee. For information on voting by parties to the Securityholder Agreement, see “General Information—Metalmark and Our Institutional Stockholders” and “Corporate Governance” herein. Such rights are subject to any listing requirement of the NYSE on which the shares of our common stock trade, and to any other requirements of the Exchange Act, which may require that some of such nominees and committee members be “independent,” as such term is defined in Rule 10A-3(b)(i) under the Exchange Act or otherwise. Such rights to designate a majority of such nominees or committee members will terminate when EnerSys may no longer avail itself of the “controlled company” exemption under the NYSE listing requirements as a result of the beneficial ownership of our shares by the Institutional Stockholders. Thereafter, and until the Institutional Stockholders cease to own at least 15% of our outstanding common stock, Metalmark will be entitled to designate a number of such nominees or members that is proportionate to such stockholders’ percentage holdings of our common stock.

We have agreed with each member of our senior management, who is a party to the Securityholder Agreement, that such person may not, directly or indirectly, transfer or encumber his or her shares of our common stock owned, or issuable upon the exercise of options, subject to certain exceptions. These restrictions terminate with respect to such person when either (a) the Morgan Stanley Funds own less than 15% of our outstanding common stock or (b) with respect to vested shares and options under our Management Equity Plan, such person’s employment is terminated by us without “cause” or by such person for “good reason,” or upon such person’s death, “permanent disability” or “retirement” (in each case as defined in such agreement). No member of our senior management who is party to the Securityholder Agreement may make any sale of, or encumber, his or her shares of common stock if the average daily closing price on the securities exchange on which such shares of common stock are traded for the 20-trading day period immediately preceding such proposed sale or encumbrance is equal to or less than the $12.50 per share subject to certain exceptions.

We have agreed with each of our Institutional Stockholders, other than the Morgan Stanley Funds, that is a party to the Securityholder Agreement that such stockholder may not, directly or indirectly, transfer or encumber its shares of our common stock owned immediately prior to the closing of the Offering, subject to certain exceptions. These restrictions terminate when the Morgan Stanley Funds own less than 15% of our outstanding common stock.

We have agreed that the MSCP Funds, the J.P. Morgan Funds and the GM Stockholders have the ability, subject to certain exceptions, to require us to register the shares of common stock held by parties to the Securityholder Agreement in connection with the resale of such shares, so long as the aggregate market value of the shares to be registered is at least $50 million, in the case of requests involving an underwritten public offering, or $15 million, in the case of any other public offering. In addition, each party to the Securityholder Agreement will have the ability to exercise certain “piggyback” registration rights in connection with other registered offerings by us. We have agreed to pay all registration expenses in connection with the exercise of the registration rights included under the Securityholder Agreement. In addition, we have agreed to indemnify the parties to the Securityholder Agreement who exercise their registration rights against certain liabilities, including under the Securities Act.

Employment of Related Parties

Mr. Michael Shea, brother of Mr. John Shea, and Mr. Thomas Larkin, brother-in-law of Mr. John Shea, Executive Vice President, Americas, were both employed as District Sales Managers of one of our subsidiaries during fiscal year 2007. Mr. Michael Shea received total compensation (base salary plus bonus) of $116,383 in fiscal year 2007, in addition to customary employee benefits. In addition, he was promoted to General Manager effective as of April 1, 2007, and received a 21% increase in base salary to $86,862 from $71,795. Mr. Shea also received 674 stock options and 334 restricted stock units, valued at $12,191 on the date of grant. Mr. Larkin received total compensation (base salary plus bonus) of $155,826 in fiscal year 2007, in addition to customary employee benefits, and received 434 stock options and 215 restricted stock units, valued at $7,848 on the date of grant. These transactions were ratified by our Audit Committee pursuant to our Related Person Transaction Policy.

Shelf Registration and Secondary Offering

During fiscal year 2007, the Company paid approximately $750,000 in professional and other fees in connection with the shelf registration of 12.5 million shares of common stock for Metalmark, the Institutional

Stockholders and certain member of our senior management, and the related offering of six (6) million shares of common stock of the Company by the Institutional Investors and Metalmark. Pursuant to the Securityholders Agreement, the Company is contractually obligated to pay such fees within the limits set forth therein.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires EnerSys’ officers and directors, and any persons owning more than ten percent of EnerSys’ common stock, to file reports of ownership and changes in ownership with the SEC and NYSE. Persons filing such reports are required by SEC regulation to furnish EnerSys with copies of all such reports filed with the SEC. Based solely on EnerSys’ review of any copies of such reports received by it, and on written representations from EnerSys’ existing directors and executive officers that no additional annual statements of beneficial ownership were required to be filed by such persons, EnerSys believes that all such statements were timely filed in fiscal year 2007 with the exception of each of Michael T. Philion’s and Richard W. Zuidema’s Form 4s reporting the disposal of vested restricted shares to pay associated withholding taxes. The ten (10) days delay was due to an administrative oversight.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

Set forth below is certain information concerning the beneficial ownership of our common stock by each director, each nominee for director, each Named Executive Officer, each holder of more than five percent of our common stock and all directors and executive officers as a group as of June 1, 2007.

Name	Number of Shares(1)	Percent(1)
MSCP IV, L.P. and
MSCP IV 892, L.P.(2)(3) c/o Metalmark Capital LLC 1177 Avenue of Americas New York, NY 10036	20,477,438	43.5
MSCI IV, L.P.(2)	515,697	1.1
MSGEM Funds(2) 1585 Broadway New York, NY 10036	1,947,605	4.1
J.P. Morgan Funds(2)(4) 522 Fifth Avenue New York, NY 10036	2,272,215	4.8
GM Stockholders(2)(5) 767 Fifth Avenue New York, NY 10153	1,947,606	4.1
Dimensional Fund Advisors LP(6) 1299 Ocean Avenue Santa Monica, CA 90401	3,224,817	6.8
Hwan-Yoon Chung(7)	0	*
Kenneth F. Clifford(8)	20,494,938	43.5
John D. Craig(9)	2,106,747	4.3
Eric T. Fry(8)	20,494,938	43.5
Howard I. Hoffen(8)	20,494,938	43.5
Michael C. Hoffman(8)	20,494,938	43.5
Arthur T. Katsaros(10)	2,500	*
Raymond R. Kubis(11)	434,077	0.9
John F. Lehman(12)	5,000	*
Dennis S. Marlo(13)	15,000	*
Michael T. Philion(14)	774,845	1.6
John A. Shea(15)	381,837	0.8
Richard W. Zuidema(16)	746,675	1.6
All directors and executive officers as a group (16 persons, including Messrs. Craig, Philion, Zuidema, Shea, Kubis, Steffen, Schmidtlein and Deshpande)(17)	25,083,727	48.9

*	Less than 1% of the class based on 47,107,504 shares of common stock outstanding as of June 1, 2007.
(1)	Except as otherwise set forth below, based on 47,107,504 shares of common stock outstanding as of June 1, 2007. Beneficial ownership has been determined in accordance with Rule 13d-3 under Exchange Act, thereby including, with respect to each owner, options exercisable by such owner within 60 days of the Record Date of June 1, 2007. Information about Institutional Stockholders is derived from Schedules 13G filed by the beneficial owners with the SEC with respect to the period ended December 31, 2006.
(2)

Metalmark, the Institutional Stockholders, certain members of our senior management and our company have entered into the Securityholder Agreement, which governs certain relationships among such parties. Metalmark and the Institutional Stockholders may be deemed to be a “group” for purposes of Section 13(d)(3) or Section 13(g)(3) of the Exchange Act and Rule 13d-5(b)(1) thereunder. For more information on the terms of, and the parties to, the Securityholder Agreement, see “Certain Relationships and Related Transactions—Securityholder Agreement” herein.
(3)	An affiliate of Metalmark manages MSCP IV, L.P. and MSCP IV 892, L.P. pursuant to the Subadvisory Agreement. As a result of the Securityholder Agreement and the Subadvisory Agreement, Metalmark may be deemed to control our management and policies.
(4)	Includes J.P. Morgan Direct Corporate Finance Institutional Investors LLC, J.P. Morgan Direct Corporate Finance Private Investors LLC and 522 Fifth Avenue Fund, L.P.
(5)	Includes First Plaza Group Trust and Performance Direct Investments I, L.P.
(6)	Information about Dimensional Funds Advisors LP is derived from its Schedule 13G filed with the SEC with respect to the period ended December 31, 2006.
(7)	Excludes 2,871.1057 restricted stock units, which are payable in the form of common shares on March 12, 2008.
(8)	Messrs. Hoffen, Chung, Clifford, Fry and Hoffman are Managing Directors of Metalmark and exercise shared voting or investment power over 20,494,938 shares, including 17,500 shares subject to options excluding 14,355.5 restricted stock units which are payable in the form of common shares on March 12, 2008, beneficially owned by Metalmark. Messrs. Hoffen, Chung, Clifford, Fry and Hoffman disclaim beneficial ownership of such shares as a result of their respective employment arrangements with Metalmark, except to the extent of their pecuniary interest therein ultimately realized.
(9)	Mr. Craig holds shared voting or investment power over 2,106,747 shares. The number and percentage of shares beneficially owned by Mr. Craig include 1,914,231 shares subject to options, but exclude 41,324 restricted stock units and 83,448 nonqualified stock options payable in common shares that vest in four equal installments on May 29, 2008, 2009, 2010, and 2011.
(10)	Mr. Katsaros holds sole voting and investment power over 2,500 shares. The number and percentage of shares beneficially owned by Mr. Katsaros includes 2,500 shares subject to options, and exclude 2,871.1057 restricted stock units which are payable in the form of common shares on March 12, 2008.
(11)	Mr. Kubis holds shared voting or investment power over 434,077 shares. The number and percentage of shares beneficially owned by Mr. Kubis include 415,875 shares subject to options but exclude 8,824 restricted stock units and 17,818 nonqualified stock options payable in common shares that vest in four equal installments on May 29, 2008, 2009, 2010, and 2011.
(12)	Mr. Lehman holds sole voting and investment power over 5,000 shares. The number and percentage of shares beneficially owned by Mr. Lehman include 5,000 shares subject to options, but exclude 2,871.1057 restricted stock units which are payable in the form of common shares on March 12, 2008.
(13)	Mr. Marlo holds sole voting and investment power over 15,000 shares. The number and percentage of shares beneficially owned by Mr. Marlo include 5,000 shares subject to options, and exclude 2,871.1057 restricted stock units which are payable in the form of common shares on March 12, 2008.
(14)	Mr. Philion holds shared voting or investment power over 774,845 shares. The number and percentage of shares beneficially owned by Mr. Philion include 733,144 shares subject to options but exclude 8,824 restricted stock units and 17,818 nonqualified stock options payable in common shares that vest in four equal installments on May 29, 2008, 2009, 2010, and 2011.
(15)	Mr. Shea holds shared voting or investment power over 381,837 shares. The number and percentage of shares beneficially owned by Mr. Shea include 268,364 shares subject to options but exclude 8,824 restricted stock units and 17,818 nonqualified stock options payable in common shares that vest in four equal installments on May 29, 2008, 2009, 2010, and 2011.
(16)	Mr. Zuidema holds shared voting or investment power over 746,675 shares. The number and percentage of shares beneficially owned by Mr. Zuidema include 704,473 shares subject to options but exclude 8,824 restricted stock units and 17,818 nonqualified stock options payable in common shares that vest in four equal installments on May 29, 2008, 2009, 2010, and 2011.
(17)	Such persons hold shared or sole voting or investment power over 25,083,727 shares. The number and percentage of shares beneficially owned by such persons include 4,156,487 shares subject to options but excludes 170,982 non-qualified stock options payable in common shares, which vest in four equal installments on May 29, 2008, 2009, 2010, and 2011, and 107,641.8456 restricted stock units.

OTHER INFORMATION

Stockholder Proposals

Any stockholder who desires to submit a proposal for inclusion in the proxy materials relating to EnerSys’ 2008 Annual Meeting of Stockholders in accordance with the rules of the Securities and Exchange Commission must submit such proposal in writing, addressed to EnerSys at 2366 Bernville Road, Reading, Pennsylvania 19605 (Attn: Richard W. Zuidema, Secretary), no later than February 20, 2008.

In accordance with our bylaws, a stockholder who desires to propose a matter for consideration at an annual meeting of stockholders, even if the proposal is not submitted by the deadline for inclusion in EnerSys’ proxy materials, must comply with the procedures specified in our bylaws, including providing notice thereof in writing, delivered or mailed by first-class United States mail, postage prepaid, to the Secretary of EnerSys, not less than 90 days nor more than 120 days prior to the anniversary date of the previous year’s annual meeting. For the 2008 Annual Meeting of Stockholders, this period will begin on March 21, 2008, and end on April 20, 2008.

Nominations for Election of Directors

In accordance with the Bylaws of EnerSys, a stockholder who desires to nominate candidates for election to the Board must comply with the proceeding specified in EnerSys’ Bylaws, including providing proper notice of the nomination in writing, delivered or mailed by first-class United States mail, postage prepaid, to the Secretary of EnerSys not less than 90 days nor more than 120 days prior to the anniversary date of the previous year’s annual meeting. For the 2008 Annual Meeting of Stockholders, this period will begin on March 21, 2008, and end on April 20, 2008.

Notice Regarding Delivery of Stockholder Documents

Only one Annual Report and Proxy Statement will be sent to those stockholders who share a single household and who have consented to receive a single copy of such documents. This practice, known as “householding,” is designed to reduce EnerSys’ printing and postage costs. Stockholders who participate in householding will continue to receive separate proxy cards. Householding will continue until you are notified otherwise or until one or more stockholders at your address revokes consent. If you revoke consent, you will be removed from the householding program within 30 days of receipt of the revocation. However, if any stockholder residing at such an address desires to receive a separate Annual Report or Proxy Statement in the future, he or she may telephone EnerSys’ Investor Relations Department at (610) 236-4040 or write to “Investor Relations” at 2366 Bernville Road, Reading, Pennsylvania 19605 or by e-mail at investorrelations@enersys.com. If you are receiving multiple copies of our Annual Report and Proxy Statement, please request householding by contacting Investor Relations in the same manner.

Incorporation by Reference

In accordance with SEC rules, notwithstanding anything to the contrary set forth in any of EnerSys’ previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate this proxy statement or future filings made by EnerSys under those statutes, the information included under the caption “Compensation Committee Report” and those portions of the information included under the caption “Audit Committee Report” required by the SEC’s rules to be included therein, shall not be deemed filed with the SEC and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes, except to the extent that the Company specifically incorporates these items by reference.

Annual Report for 2007

EnerSys’ Annual Report to the Stockholders for the year ended March 31, 2007, is enclosed herewith. EnerSys’ Annual Report on Form 10-K for the fiscal year ended March 31, 2007, has been combined with the

Annual Report to Stockholders, as permitted by SEC rules. EnerSys’ Annual Report is furnished to stockholders for their information. No part of the Annual Report is incorporated by reference herein.

UPON REQUEST OF ANY STOCKHOLDER, A COPY OF ENERSYS’ ANNUAL REPORT ON FORM 10-K FOR ITS FISCAL YEAR ENDED MARCH 31, 2007, INCLUDING A LIST OF THE EXHIBITS THERETO, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 13a-1 UNDER THE SECURITIES EXCHANGE ACT OF 1934, MAY BE OBTAINED, WITHOUT CHARGE, BY WRITING TO INVESTOR RELATIONS, ENERSYS, 2366 BERNVILLE ROAD, READING, PENNSYLVANIA 19605, OR BY CALLING ENERSYS INVESTOR RELATIONS DIRECTLY AT (610) 236-4040. EACH REQUEST MUST SET FORTH A GOOD FAITH REPRESENTATION THAT, AS OF THE RECORD DATE, THE PERSON MAKING THE REQUEST WAS A BENEFICIAL OWNER OF ENERSYS’ COMMON STOCK ENTITLED TO VOTE AT THE MEETING.

BY ORDER OF THE BOARD OF DIRECTORS

Richard W. Zuidema

Secretary

APPENDIX A

ENERSYS

INDEPENDENCE STANDARDS

A director is independent if the Board has made an affirmative determination that such director has no material relationship with the Company that would impair his or her independent judgment (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In the process of making such determinations, the Board will consider the nature, extent and materiality of the director’s relationships with the Company and the Board will apply the following guidelines that are consistent with the independent requirements as defined under the NYSE Listing Standards. A director will be deemed not to be independent by the Board if the Board finds that:

a.  a director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer, of the Company;

b.  a director has received or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director fees and pension or other forms of deferred compensation for prior service;

c.  a director (i) is or has an immediate family member who is a current partner of a firm that is the Company’s internal or external auditor; (ii) is a current employee of such a firm; (iii) has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iv) was or has an immediate family member who was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;

d.  a director is or has an immediate family member who is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee;

e.  a director is currently employed, or a director’s immediate family member is currently employed as an executive officer, by an entity (including a tax-exempt entity) that makes payments to, or receives payments from, the Company for goods or services (other than charitable contributions) in an amount that exceeds, in a single fiscal year, the greater of $1 million or two percent of that entity’s consolidated gross revenues; or

f.  a director, or a director’s immediate family serves as an officer, director or trustee of a charitable organization, where the Company’s discretionary contributions are in an amount that exceeds the greater of $1 million or two percent of the charitable organization’s consolidated gross revenues.

For purposes of this Appendix A, “immediate family member” includes a director’s spouse, parents, children, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law, sisters-in-law and anyone (other than domestic employees) who shares the director’s home; and “Company” includes any subsidiary in the consolidated group with the Company.

A-1

APPENDIX B

ENERSYS 2007 MANAGEMENT INCENTIVE PLAN

(As Adopted June 6, 2007)

1.	Purpose.

The purpose of this EnerSys 2007 Management Incentive Plan (“Plan”) is to encourage improved performance, return on investment, and growth of EnerSys by providing certain of its key executives, managers and other employees with annual incentive compensation that is tied to the achievement of performance based goals.

2.	Definitions.

Each of the following terms, as used herein, shall have the meaning ascribed to it hereunder:

(a) “Affiliate” shall mean, with respect to any person, any person that directly or indirectly controls, is controlled by or is under common control with, such person.

(b) “Award” shall mean a compensation award granted by the Committee pursuant to the Plan and contingent upon the attainment of Performance Factors with respect to a Performance Period.

(c) “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

(d) “Board” shall mean the Board of Directors of the Company.

(e) “Committee” shall mean the Compensation Committee of Board; provided the Compensation Committee shall consist of two or more persons, each of whom, unless otherwise determined by the Board, is an “outside director” within the meaning of Section 162(m) of the Code and a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, and if the Compensation Committee does not satisfy such requirements, then such other Committee of the Board satisfying such requirement or if no such Committee exists, then the Board.

(f) “Company” shall mean EnerSys, a Delaware corporation, and its successors and assigns.

(g) “Change in Control” means the occurrence of any one of the following:

(i) any Person, including any “group,” as defined in Section 13(d)(3) of Exchange Act, (other than any stockholder at the 2004 Closing or Metalmark Capital LLC, a Delaware limited liability company) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing a majority of the combined voting power of the Company’s then Outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a Qualifying Business Combination described in paragraph (iii) below or who becomes such a Beneficial Owner as a result of a change in ownership percentage resulting solely from an acquisition of securities by the Company; or

(ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board of Directors: individuals who, as of the 2004 Closing, constitute the Board of Directors and any new director whose appointment or election by the Board of Directors or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least 66-2/3% of the directors then still in office who either were directors at the 2004 Closing or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii) there is consummated a reorganization, merger or consolidation of the Company with, or sale or other disposition of at least 80% of the assets of the Company in one or a series of related transactions to, any other Person (a “Business Combination”), other than a Business Combination that would result in the voting securities of the Company Outstanding immediately prior to such Business Combination continuing to represent (either by remaining Outstanding or by being converted into voting securities of the surviving entity or any parent thereof) more than 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof Outstanding immediately after such Business Combination (a “Qualifying Business Combination”); or

(iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, more than 50% of the combined voting power of the Outstanding securities of which is owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

(h) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(i) “Disability” shall mean (unless another definition is provided in an Award or written employment agreement applicable to the Participant and such definition is expressly approved by the Committee for purposes of the Plan, in which case such definition shall govern, or otherwise agreed to in writing by the Committee and the Participant) permanent disability as determined pursuant to the Company’s long-term disability plan or policy, if any, in effect at the time of such Disability.

(j) “Effective Date” shall mean, subject to stockholder approval of the Plan, June 6, 2007. In the absence of stockholder approval, the Plan (and any Awards made pursuant to the Plan without stockholder approval) shall be null and void.

(k) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(l) “Outstanding”, with respect to any share of common stock of the Company, par value $0.01 per share, means, as of any date of determination, all shares that have been issued on or prior to such date, other than shares repurchased or otherwise reacquired by the Company or any Affiliate thereof, on or prior to such date.

(m) “Participant” shall mean each employee of the Company who has been selected by the Committee as a participant in the Plan during a Performance Period.

(n) “Performance Factors” shall mean the criteria and objectives, determined by the Committee in accordance with generally accepted accounting principles, that must be met during the applicable Performance Period as a condition of the Participant’s receipt of payment with respect to an Award. Performance Factors may include any or all of the following (either on absolute basis or relative to an external performance measure): (i) cash flow; (ii) earnings (including, without limitation, gross margin, earnings before interest and taxes (“EBIT”), earnings before taxes (“EBT”), earnings before interest, taxes, depreciation and amortization (“EBITDA”), and net earnings); (iii) earnings per share; (iv) growth in earnings or earnings per share; (v) stock price; (vi) return on equity or average stockholders’ equity; (vii) total stockholder return; (viii) return on capital; (ix) return on assets or net assets; (x) return on investment; (xi) sales, growth in sales or return on sales; (xii) income or net income; (xiii) operating income or net operating income; (xiv) operating profit or net operating profit; (xv) operating margin; (xvi) return on operating revenue; (xvii) economic profit, (xviii) market share; (xix) overhead or other expense reduction; (xx) growth in stockholder value relative to various indices, including, without limitation, the S&P 500 Index or the Russell 2000 Index, (xxi) strategic plan development and implementation, (xxii) net debt, and (xxiii) working capital (including components thereof), or any increase or decrease of one or more of the foregoing over a specified period, or such other factors as determined by the Committee. Such Performance Factors may relate to the performance of the Company, a business unit, product line, or any combination thereof (either on absolute basis or relative to an external performance measure). Performance Factors may also include such objective or subjective personal performance goals as the Committee may, from time to time, establish. Subject to Section 5(b) hereof, the Committee shall have the sole discretion to determine whether, or to what extent, Performance Factors are achieved; provided that the Committee shall have the authority to make appropriate adjustments in Performance Factors under an Award to reflect the impact of extraordinary, unusual or infrequent items or occurrences not reflected in such goals, such as but not limited to, restructuring charges, the sale or discontinuance of a business segment or unit, the effect of changes in laws or regulations or accounting principles.

(o) “Performance Period” shall mean the Company’s fiscal year or such other period as designated by the Committee.

(p) “Person” shall mean an individual, a partnership, a joint venture, a corporation, an association, a trust, an estate or other entity or organization, including a government or any department or agency thereof.

(q) “2004 Closing” means the closing of the initial public offering of the Company’s common stock, par value $0.01 per share.

3.	Administration.

The Plan shall be administered by the Committee. The Plan is intended to be administered so as to qualify the incentive pay as “performance based compensation” under Section 162(m) of the Code. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Awards; to determine the persons to whom and the time or times at which Awards shall be granted; to determine the terms, conditions, restrictions and performance criteria, including Performance Factors, relating to any Award; to determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, or surrendered; to make adjustments in the Performance Factors in recognition of unusual or non-recurring events affecting any Company or the financial statements of any Company, or in response to changes in applicable laws, regulations, or accounting principles; to construe and interpret the Plan and any Award; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of Awards; and to make all other determinations deemed necessary or advisable for the administration of the Plan. Except (i) with respect to the direct reports of the Chief Executive Officer and (ii) as required to comply with Section 162(m) of the Code, or other applicable law (and only if such laws apply), or any listing requirement of the NASDAQ National Market System or any other exchange on which the Company’s securities may be listed, (x) the Chief Executive Officer shall have all of the authority, duties and responsibilities of the Committee under the Plan, and (y) the Committee may delegate all or any part of its authority, duties or responsibilities under the Plan (including but not limited to the authority set forth in the definition of Performance Factors and in Section 5 of the Plan) to such other appropriate officer of the Company, or in the case of ministerial duties to any employee or committee comprised of employees of any Company.

All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company and the Participants (or any person claiming any rights under the Plan from or through any Participant). No member of the Board or the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.

4.	Eligibility.

Awards may be granted to officers and other employees of the Company in the sole discretion of the Committee, with respect to the executive officers of the Company, and in the sole discretion of the Chief Executive Officer of the Company with respect to the other Participants. Unless otherwise determined by the Committee or the Chief Executive Officer, as applicable, in its/his sole discretion, a Participant, who commences participation in the Plan following the commencement of a Performance Period, may participate with respect to all outstanding Performance Periods; provided that the Awards payable with respect to each such Performance Period shall be prorated based on the number of days elapsed in such Performance Period.

5.	Terms of Awards.

Awards granted pursuant to the Plan shall be communicated to Participants from time to time, and the terms and conditions of such Awards shall be set forth therein.

(a) General. Not later than 90 days after the commencement of each Performance Period (but in no case after 25% of the Performance Period has elapsed), the Committee shall specify in writing, by resolution of the Committee or other appropriate action, with respect to a Performance Period, the Performance Factors applicable to each Award. Performance Factors may include a threshold level of performance below which no payment shall be made, levels of performance at which specified percentages of the Award shall be paid and a maximum level of performance above which no additional payment shall be made; provided that the Committee shall have the authority to make appropriate adjustments in the achievement of Performance Factors under an Award to reflect the impact of extraordinary items not reflected in such goals. Unless otherwise provided by the Committee (or its designee) in connection with specified terminations of employment, payment in respect of Awards shall be made only if and to the extent the Performance Factors with respect to such Performance Period are attained.

(b) Special Provisions Regarding Awards. Notwithstanding anything to the contrary contained herein, in no event shall payment in respect of Awards granted for any Performance Period of one year or less in length be made to a Participant in an amount that exceeds two million, five hundred thousand U.S. dollars, and for any other Performance Period in excess of one year, such amount multiplied by a fraction, the numerator of which is the number of months in the performance period and the denominator of which is twelve.

(c) Time and Form of Payment. Unless otherwise determined by the Committee, all payments in respect of Awards granted under this Plan shall be made in cash (unless the Award specifically provides for a different form of payment, in which case in such other form of payment), within a reasonable period after the end of the Performance Period, but in no event later than June 15 of the year following the year in which such Awards are no longer subject to substantial risk of forfeiture.

6.	Term.

The Committee shall set Performance Factors and grant Awards with respect to each Performance Period commencing with the initial Performance Period which shall begin April 1, 2008, and end March 31, 2009.

7.	General Provisions.

(a) Compliance with Legal Requirements. The Plan and the granting and payment of Awards and the other obligations of the Company under the Plan shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

(b) Transferability of Rights. Awards shall not be transferable by a Participant except upon the Participant’s death following the end of the Performance Period but prior to the date payment is made, in which case the Award shall be transferable by will or the laws of descent and distribution.

(c) No Right To Continued Employment. Nothing in the Plan or in any Award granted pursuant hereto shall confer upon any Participant the right to continue in the employ of the Company or to be entitled to any remuneration or benefits not set forth in the Plan or to interfere with or limit in any way the right of the Company to make determinations with respect to or terminate such Participant’s employment.

(d) Withholding Taxes. Where a Participant or other person is entitled to receive a payment pursuant to an Award hereunder, the Company shall have the right to withhold from any payment otherwise due by reason of such Award the amount of any taxes that the Company may be required to withhold before delivery to such Participant or other person, or the Company may require the Participant or such other person to pay such amount to the Company before delivery to such Participant or other person of such payment.

(e) Amendment, Termination and Duration of the Plan. The term of the Plan shall be five years from and including the Effective Date; provided that the Board or the Committee may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part. Notwithstanding the foregoing, no amendment shall affect adversely any of the rights of any Participant under any Award following the end of the Performance Period to which such Award relates; provided that no amendment that requires stockholder approval in order for the Plan to continue to comply with Section 162(m) of the Code shall be effective unless such amendment shall be approved by the requisite vote of the stockholders of the Company. Notwithstanding the termination of the Plan, Awards granted under the Plan shall remain outstanding subject to the terms of the Plan until the expiration of the Performance Period to which such Award relates or the earlier termination of the Award in accordance with the provisions of the Plan.

(f) Participant Rights. No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment for Participants. The adoption of the Plan shall not affect any other equity or other compensation or incentive plan in effect for the Company or an Affiliate, and the Plan shall not preclude the Board or Committee from establishing other forms of incentive compensation.

(g) Change in Control. In the event that a Participant experiences a Qualifying Termination (as defined below) within three (3) months following a Change of Control, the Company shall pay to such Participant, as soon as practicable following the date of such Qualifying Termination, a pro rata portion through the date of the Change of Control of the aggregate value of all Awards granted to such Participant for any Performance Period for which Awards are outstanding as of the Change in Control and which is uncompleted as of the Qualifying Termination , calculated as to each such Award based on actual performance through the most recently completed fiscal quarter ending on or prior to the date of the Change in Control and for any portion of the Performance Period that was to occur after the most recently completed fiscal ending on or prior to the date of the Change in Control, assuming the achievement, at the target level, of the Performance Factors established with respect to such Award, all as determined by the Committee, and such Performance Periods and the Plan shall thereafter immediately terminate with respect to such Participants and the Company. For purposes of this Section a “Qualifying Termination” shall mean (i) the Participant’s involuntary termination of employment by the Company without Cause (as such term is defined in the Company’s 2006 Equity Incentive Plan); provided, however, that a Participant shall not experience an involuntary termination of employment if the Participant receives an offer of employment from a successor company at the same or greater level of base salary and otherwise on substantially comparable terms and conditions and in the same metropolitan area as prior to the Change of Control or (ii) the Participant’s voluntary termination of employment within 30 days following the relocation, without the Participant’s consent, of the Participant’s principal place of employment to a metropolitan area outside the metropolitan area in which the Participant’s principal place of employment was located as of the Change in Control.

(h) Termination of Employment.

(i) Unless otherwise provided by the Committee, if a Participant’s employment is terminated as result of death, retirement at normal retirement age, early retirement with Company consent, or Disability prior to the end of the Performance Period, the Participant’s Awards shall be cancelled, and in respect of such cancelled Award such Participant shall receive a pro rata portion of his or her Award that he or she would have received with respect to the applicable Performance Period based on actual performance for the Performance Period, which shall be payable at such time that Awards are payable to other Participants.

(ii) Unless otherwise provided by the Committee in connection with specified terminations of employment, if a Participant’s employment terminates for any reason, other than death or Disability, prior to the end of a Performance Period, no Award shall be payable to such Participant with respect to such Performance Period.

(i) Unfunded Status of Awards. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company.

(j) Governing Law. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.

(k) Beneficiary. A Participant may file with the Company a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant and an Award is payable to the Participant’s beneficiary, the executor or administrator of the Participant’s estate shall be deemed to be the grantee’s beneficiary.

(l) Successor to the Company. Unless otherwise agreed by the Company in an applicable agreement, any successor to the Company shall be required to (i) expressly assume the Company’s obligations under the Plan in connection with a Change in Control, and (ii) honor the Company’s obligations under the Plan and any Award granted thereunder, without adverse alteration to the rights of any Participant, with respect to the Performance Period during which such Change in Control occurs.

(m) Interpretation. The Plan is designed sand intended to comply, to the extent applicable, with Sections 162(m) and 409A of the Code, and all provisions hereof shall be construed in a manner to so comply.

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the meeting by promptly voting via the telephone, Internet, or returning your proxy in the enclosed envelope. If you receive more than one proxy card, please vote with respect to each card you receive.

Sign and date proxy card on the reverse side.

ê    Please fold and detach card at perforation before mailing.    ê

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR all director nominees listed in Proposal 1, FOR Proposal 2, and FOR Proposal 3.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL DIRECTOR NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSAL 2, AND “FOR” PROPOSAL 3.

Proposal 1:	ELECTION OF CLASS III DIRECTORS TO SERVE UNTIL THE 2010 ANNUAL MEETING OF STOCKHOLDERS
	(1) Kenneth F. Clifford	(2) John D. Craig	(3)	Howard I. Hoffen

	❑	FOR all nominees listed above (except as marked to the contrary below)	❑	WITHHOLD authority to vote for all nominees listed above
To withhold authority to vote for any individual nominee, write that nominee’s name on the line below.

Proposal 2:	RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS ENERSYS’ INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2008

	❑ FOR	❑ AGAINST	❑ ABSTAIN

Proposal 3:	APPROVAL OF THE ENERSYS 2007 MANAGEMENT INCENTIVE PLAN

	❑ FOR	❑ AGAINST	❑ ABSTAIN

In their discretion, the proxies are authorized to vote on any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

❑	Please mark here if you plan to attend the Annual Meeting.

❑	Mark this box if you have more than one account and want to discontinue receiving multiple copies of future annual reports and proxy statements.

(Continued and to be signed on the reverse side)

c/o National City Bank Shareholder Services Operations Locator 5352 P. O. Box 94509 Cleveland, OH 44101-4509	V O T E B Y T E L E P H O N E Have your proxy card available when you call Toll-Free 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.
V O T E B Y I N T E R N E T Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.
V O T E B Y M A I L Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535300, Pittsburgh, PA 15253-9837.

Vote by Telephone Call Toll-Free using a touch-tone telephone: 1-888-693-8683	Vote by Internet Access the Website and cast your vote: www.cesvote.com	Vote by Mail Return your proxy in the postage-paid envelope provided

Vote 24 hours a day, 7 days a week

Your telephone or Internet vote must be received by 6:00 a.m. Eastern Daylight Time on July 19, 2007, to be counted in the final tabulation.

If you vote by telephone or over the Internet, you do not need to mail your proxy card.

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Sign and date proxy card below.

ê Please fold and detach card at perforation before mailing. ê

ENERSYS 2007 ANNUAL MEETING PROXY CARD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ENERSYS.

The undersigned hereby appoints Richard W. Zuidema and Frank M. Macerato or any of them, with full powers of substitution, to act as proxy or proxies for the undersigned to vote as indicated on the reverse all shares of Common Stock of EnerSys (the “Company”) that the undersigned is entitled to vote at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on July 19, 2007, at the Company’s corporate offices located at 2366 Bernville Road, Reading, Pennsylvania 19605, at 10:00 a.m. local time and at any and all adjournments or postponements thereof. This proxy may be revoked any time before it is exercised.

☐	Mark box for address change and note at left.

Dated:	, 2007

Signature

Signature if held jointly

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If shares are held jointly, each holder should sign.

PLEASE PROMPTLY COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.